Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

FRUTAROM INDUSTRIES LTD.

We have audited the accompanying consolidated financial statements of Frutarom Industries Ltd. (hereafter—the Company) which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of income, of comprehensive income, changes in equity and cash flows for each of the three years in the period ended on December 31, 2017.

Management and Board of Directors’ Responsibility for the Consolidated Financial Statements

Management and Board of Directors are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management and Board of Directors, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frutarom Industries Ltd. as of December 31, 2017 and 2016, and their results of operations and their cash flows for each of the three years in the period ended on December 31, 2017, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Haifa, Israel	/s/ Kesselman & Kesselman
June 14, 2018	Certified Public Accountant (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	19	118,214	113,528
Accounts receivable:	16
Trade		248,043	200,106
Other		23,647	29,888
Prepaid expenses and advances to suppliers		21,265	20,248
Inventory	17	308,891	260,951

		720,060	624,721

NON-CURRENT ASSETS :
Property, plant and equipment	7	312,876	268,820
Intangible assets	2f.8	829,226	657,781
Investment in associates and available for sale assets	15	77,541	27,976
Deferred income tax assets	13d	3,886	3,477
Other	18	3,599	2,686

		1,227,128	960,740

Total assets		1,947,188	1,585,461

)
Dr. John Farber	)
Chairman of the Board
)
Ori Yehudai	)
President and CEO
)
Alon Granot	)
Executive Vice President and CFO

Date of approval of the financial statements by the Board of Directors: June 14, 2018.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Short-term bank credit and loans and current maturities of long-term loans	9	372,135	234,204
Accounts payable:
Trade	20a	98,813	81,630
Other	20b	140,560	109,607
Put option liability for the shareholders of a Subsidiary	5a.1	—	40,350

		611,508	465,791

NON-CURRENT LIABILITIES:
Long-term loans net of current maturities	9	262,151	299,576
Retirement benefit obligations, net	10	34,006	35,041
Deferred income tax liabilities	13d	58,306	50,147
Liability for shareholders of a subsidiaries and other	3	102,304	70,302

		456,767	455,066

COMMITMENTS AND CONTINGENT LIABILITIES	11

TOTAL LIABILITIES		1,068,275	920,857

EQUITY:	12
Equity attributable to owners of the parent:
Ordinary shares		17,086	16,997
Other capital surplus		120,288	114,396
Translation differences	2c	(45,187)	(109,043)
Retained earnings		783,029	637,868
Less—cost of Company shares held by the company		(3,409)	(3,765)

NON-CONTROLLING INTERESTS		7,106	8,151

TOTAL EQUITY		878,913	664,604

TOTAL EQUITY AND LIABILITIES		1,947,188	1,585,461

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED INCOME STATEMENT

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands, (except for per share information)
SALES		1,362,396	1,147,041	872,796
COST OF SALES	21a	837,271	709,488	534,737

GROSS PROFIT		525,125	437,553	338,059
Selling, marketing, research and development expenses—net	21b	220,014	196,001	141,237
General and administrative expenses	21c	92,155	81,637	63,742
Other expenses—net	21d	3,392	11,772	2,826
Group’s share of earnings of investees accounted for at equity	15	1,402	1,113	—

INCOME FROM OPERATIONS		210,966	149,256	130,254
FINANCIAL EXPENSES—net	21e	24,606	12,841	12,197

INCOME BEFORE TAXES ON INCOME		186,360	136,415	118,057
INCOME TAX	13e	34,797	25,346	21,972

NET INCOME FOR THE YEAR		151,563	111,069	96,085

PROFIT ATTRIBUTED TO:
Owners of the parent company		149,679	109,245	94,859
Non-controlling interest		1,884	1,824	1,226

TOTAL INCOME:		151,563	111,069	96,085

		U.S dollars
EARNINGS PER SHARE:	2w
Basic		2.52	1.85	1.62

Fully diluted		2.51	1.84	1.60

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
INCOME FOR THE YEAR		151,563	111,069	96,085
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of net defined benefit Liability		2,716	1,123	(858)
ITEMS THAT COULD BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS
Gain from available-for-sale financial assets		—	41	—
Transfer of available-for-sale financial assets to profit and loss	15b.2	(41)	—	—
Translation differences		64,428	3,910	(65,293)

Total comprehensive income for the Year		218,666	116,143	29,934

ATTRIBUTABLE TO:
Owners of the parent		216,210	114,615	28,911
Non-controlling interest		2,456	1,528	1,023

TOTAL INCOME		218,666	116,143	29,934

The accompanying notes are an integral part of these financial statements.

(Continued)—1

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total—attributed to Owners of the parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2015		16,822	106,664	(48,159)	445,653	(2,587)	518,393	3,626	522,019
CHANGES DURING THE YEAR ENDED December 31, 2015:
Comprehensive income:
Income for the year		—	—	—	94,859	—	94,859	1,226	96,085
Other comprehensive income	2c	—	—	(65,090)	(858)	—	(65,948)	(203)	(66,151)

Total comprehensive income for the year		—	—	(65,090)	94,001	—	28,911	1,023	29,934
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,085)	(1,085)	—	(1,085)
Receipts in respect of allotment of Company shares to employees	12b	—	(374)	—	—	561	187	—	187
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,541	—	—	—	1,541	—	1,541
Proceeds from issuance of shares to senior employees		90	2,635	—	—	—	2,725	—	2,725
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(58)	(58)
Dividend paid	12c	—	—	—	(5,774)	—	(5,774)	—	(5,774)

		90	3,802	—	(5,774)	(524)	(2,406)	(58)	(2,464)

Non-controlling interest from business combination	5j	—	—	—	—	—	—	2,195	2,195

BALANCE AT December 31, 2015		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684

The accompanying notes are an integral part of these financial statements.

(Continued)—2

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684
CHANGES DURING THE YEAR ENDED December 31, 2016:
Comprehensive income:
Income for the year		—	—	—	109,245	—	109,245	1,824	111,069
Other comprehensive income	2c	—	41	4,206	1,123	—	5,370	(296)	5,074

Total comprehensive income for the year		—	41	4,206	110,368	—	114,615	1,528	116,143
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,395)	(1,395)	—	(1,395)
Receipts in respect of allotment of Company shares to employees	12b	—	(494)	—	—	741	247	—	247
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,577	—	—	—	1,577	—	1,577
Proceeds from issuance of shares to senior employees		85	2,729	—	—	—	2,814	—	2,814
Changes of ownership rights in subsidiary		—	77	—	—	—	77	(973)	(896)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(63)	(63)
Dividend paid	12c	—	—	—	(6,380)	—	(6,380)	—	(6,380)

		85	3,889	—	(6,380)	(654)	(3,060)	(1,036)	(4,096)

Non-controlling interest from business combination	5b	—	—	—	—	—	—	873	873

BALANCE AT December 31, 2016		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604

The accompanying notes are an integral part of these financial statements.

(Concluded)—3

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2017		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE YEAR ENDED December 31, 2017:
Comprehensive income:
Income for the year		—	—	—	149,679	—	149,679	1,884	151,563
Other comprehensive income	2c	—	(41)	63,856	2,716	—	66,531	572	67,103

Total comprehensive income for the year		—	(41)	63,856	152,395	—	216,210	2,456	218,666
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,528)	(1,528)	—	(1,528)
Receipts in respect of allotment of Company shares to employees	12b	—	(1,256)	—	—	1,884	628	—	628
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,838	—	—	—	1,838	—	1,838
Proceeds from issuance of shares to senior employees		89	4,296	—	—	—	4,385	—	4,385
Changes of ownership rights in a subsidiary		—	1,055	—	—	—	1,055	(3,450)	(2,395)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(51)	(51)
Dividend paid	12c	—	—	—	(7,234)	—	(7,234)	—	(7,234)

		89	5,933	—	(7,234)	356	(856)	(3,501)	(4,357)

BALANCE AT December 31, 2017		17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash generated from operations (see Appendix)		223,210	139,235	112,625
Income tax paid—net		(35,681)	(14,610)	(20,963)

Net cash provided by operating activities		187,529	124,625	91,662

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(34,394)	(28,493)	(23,900)
Purchase of intangibles		(2,890)	(1,344)	(717)
Interest received		1,294	656	428
Acquisition of subsidiaries—net of cash acquired	5	(109,265)	(103,786)	(143,777)
Payments on account of acquisition of subsidiary		—	—	(131,838)
Purchase of available for sale securities		(40,169)	(2,199)	—
Proceeds from sale of property and other assets		454	11,099	2,191

Net cash used in investing activities		(184,970)	(124,067)	(297,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid to the non-controlling interests in subsidiary		(51)	(1,434)	(542)
Receipts from senior employees in respect of allotment of shares		4,385	2,814	2,725
Interest paid		(8,929)	(7,324)	(3,973)
Receipt of long-term bank loans		133,373	156,890	185,616
Settlement of Put option to shareholders in a subsidiary	5a	(42,227)	—	—
Acquisition of non-controlling interests in subsidiary		(2,395)	(896)	—
Repayment of long-term bank and financial institutions loans		(172,909)	(92,460)	(48,638)
Receipt (repayment) of short-term bank loans and credit-net		88,455	(3,056)	87,463
Acquisition of the Company shares by the Company—net of receipts in respect of the Shares		(900)	(1,148)	(898)
Dividend paid		(7,234)	(6,380)	(5,774)

Net cash provided (used) by financing activities		(8,432)	47,006	215,979

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS		(5,873)	47,564	10,028
Balance of cash and cash equivalents and bank credit at beginning of year and bank credit		113,528	68,997	63,975
Profits (losses) from exchange differences on cash and cash
Equivalents		10,559	(3,033)	(5,006)

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR		118,214	113,528	68,997

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

APPENDIX TO CONDENSED CONSOLIDATED STATEMENT CASH FLOWS

	Year ended December 31
CASH GENERATED FROM OPERATIONS:	2017	2016	2015
	U.S. dollars in thousands
Income before tax	186,360	136,415	118,057

Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	46,797	43,115	31,385
Recognition of compensation related to employee stock and option grants	1,838	1,577	1,541
Retirement benefit obligation—net	(641)	1,236	1,428
Loss (gain) from sale and write-off of fixed assets and other assets Dividend received from companies accounted for under the equity method	1,934 2,250	(4,003 —)	(250 —)
Group’s share of losses (earnings) of companies accounted for at equity, net	(1,402)	(1,113)	—
Erosion of long-term loans	(1,247)	2,387	(3,096)
Interest paid—net	7,635	6,668	3,545
Erosion of Liability for put option for the shareholders of a subsidiary	—	—	13,118

	57,164	49,867	47,671

Changes in operating asset and liability items:
Decrease (increase) in accounts receivable:
Trade	(16,804)	(14,106)	1,293
Other	9,263	(49)	(13,447)
Decrease (increase) in other long-term receivables	(1,223)	(2,390)	(106)
Increase (decrease) in accounts payable:
Trade	2,036	(5,097)	(7,226)
Other	3,385	(3,685)	(5,484)
Increase (decrease) in other long-term payables	1,815	336	321
Increase in inventories	(18,786)	(22,056)	(28,454)

	(20,314)	(47,047)	(53,103)

Net cash flows from operating activities	223,210	139,235	112,625

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL

Information on the activities of Frutarom Industries Ltd. and its subsidiaries (hereafter—the “Group”).

Frutarom Industries Ltd. (hereafter – the Company) is a global company, founded in 1933. The Company itself and through its subsidiaries (“Frutarom or the “Group”) develops, produces and markets flavors and fine ingredients used in the manufacture of food, beverages, flavors, fragrances, pharma/nutraceuticals, cosmetics and personal care products. On December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries and employed 5,250 people throughout the world.

Frutarom has two main activities: the Flavors activity and the Fine Ingredients activity (the “core businesses”). In addition, the Company imports and markets raw materials that it does not itself manufactured, as part of the service offered to customers, which includes providing them comprehensive solutions for their needs. This activity is presented as part of trade and marketing operations. Segment information for the reporting years is presented in note 6.

The Company is a limited liability company incorporated and domiciled in Israel. The address of its registered office is 2 Hamenofim St., Herzeliya. The Company’s controlling shareholder is ICC Industries Inc.

The Company’s shares have been listed on the Tel-Aviv Stock Exchange (the “TASE”) since 1996. Since February 2005, Company shares are also listed through Global Depository Receipts on the official list of the London Stock Exchange (the “LSE”).

In recent years, with Frutarom’s internal growth and acquisitions, seasonal effects on its results have diminished. Nonetheless, increased demand for beverages, yogurts, ice cream and other food products during the summer months brings about higher sales and improvement to a certain extent in Frutarom’s profitability margins in the second and third quarters of the year.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Preparation:

1)	The Group’s financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, are in compliance with International Financial Reporting Standards (hereafter—IFRS) as issued by the International Accounting Standards Board (“IASB”) and interpretations to IFRS issued by the International Financial Reporting Interpretations Committee (IFRIC).

The significant accounting policies described below have been applied consistently in relation to all the years presented, unless otherwise stated.

The financial statements have been prepared under the historical cost convention, subject to adjustments in respect of revaluation of amounts funded for severance pay, financial assets at fair value through profit or loss or available for sale presented at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4. Actual results could differ significantly from those estimates and assumptions.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	The period of the Group’s operating cycle is 12 months.

3)	The Group analyses the expenses recognized in the income statements using the classification method based on the functional category to which the expense belongs.

b.	Principles of Consolidation

1)	Business combinations and subsidiaries

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary (hereafter—the acquired company) is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination (except for certain exceptional items specified in IFRS 3—“Business Combinations”) (as amended), hereafter—IFRS 3R) are measured initially at their fair values at the acquisition date. The Group recognizes non-controlling interest in an acquired company which are present ownership instruments and entitle their holders to a pro rata share of the entity’s net assets in the event of liquidation in accordance with the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets. All other components of non-controlling interest are measured at fair value unless another measurement basis is required by IFRSs

Any contingent consideration accrued to the Group as part of a business combination is measured at fair value at the date of business acquisition. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 “Financial Instruments” either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

The excess of the overall amount of the transferred consideration, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired and the liabilities assumed is recorded as goodwill—(see also f(1) below).

In cases were the net amount at acquisition date of the identifiable assets acquired and of the liabilities assumed exceeds the overall consideration that was transferred, the amount of non-controlling interest in the acquiree and the fair value as of date of acquisition of any previous equity interest in the acquiree as above, the difference is recognized directly in income or loss at date of acquisition.

Inter-company transactions, balances, including income, expenses and dividends on transactions between group companies are eliminated. Profits and losses resulting from inter- company transactions that are recognized in assets (in respect of inventory and fixed assets) are also

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

2)	Associate companies

An associate is any entity in which the Group has significant influence, but not control. Investment in an associate is accounted for using the equity method of accounting.

According to the equity method, an investment is initially recorded at cost and the carrying amount is subsequently adjusted to reflect the investor’s share of the net assets of the associate or joint venture since acquisition date.

The Group determines on each reporting date whether indications exist of impairment of its investment in the associate. If such indications are present, the Group calculates the amount of impairment as a difference between the recoverable amount of investment (the higher of value in use and fair value less cost to sale) and its carrying amount, and recognizes an impairment loss in profit or loss near to the “share in income (loss) of associates accounted for using the equity method” item.

Income or loss arising from transactions between the Group and the companies are recognized in the financial statements of the Group only at the amount of the share in the associate or joint venture of investors that are unrelated to the Group. The share of the Group in the profit or loss of the associate or joint venture in relation to those transactions is eliminated. When the investment is no longer accounted as an associate or joint venture the Group would stop using the equity method and the investment would account as financial asset (IAS 39), as long as the associate or the joint venture has not became a subsidiary. The group would recognize profit or loss due to the difference between the fair-value of the remaining investment and returns for realization to the book value of the investment as of the time of losing the significant influence. All amounts recognized in other comprehensive income due to the investment would account as if the related assets or liabilities were realized (amounts that were recognized before as part of other comprehensive income might reclassified to profit or loss).

c.	Translation of Foreign Currency Balances and Transactions:

1)	Functional and Presentation Currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which that entity operates (the “Functional Currency”). The consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and presentation currency.

2)	Transactions and balances.

Foreign currency transactions in currencies different from the functional currency (hereafterj—foreign currency) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are attributed to income or loss.

Gains and losses arising from changes in exchange rates are presented in the income statement among “financial expenses”.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

3)	Translation of Financial Statement of Group Companies

The results and financial position of all the Company’s entities (none of which has the currency of hyperinflationary economy) that have a Functional Currency different from the presentation currency are translated into the presentation currency as follows:

(a)	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

(b)	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates: in which case income and expenses are translated at the rate on the dates of the transactions);

(c)	All resulting exchange differences are recognized among other comprehensive income.

On consolidation of the financial statements, exchange differences arising from the translation of the net investment in foreign operations and from loans and other currency instruments designated to serve as hedges to those investments are carried to other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of foreign operations are treated as assets and liabilities of the foreign operations and translated at the closing rate. Exchange differences arising from translation as above are recognized in other comprehensive income.

4)	Information regarding exchange rates:

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Exchange rate as of December 31:
2017	3.47	0.74	0.83	0.98	57.6
2016	3.85	0.81	0.95	1.02	61.27
2015	3.90	0.67	0.92	0.99	73.31
Increase (decrease) of the dollar during the year:	%	%	%	%	%

2017	(9.8)	(9.0)	(12.2)	(4.4)	(5.9)
2016	(1.5)	20.6	3.5	2.7	(16.4)
2015	0.3	5.2	11.6	0.4	22.9

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Average exchange rate during the year:
2017	3.60	0.78	0.90	0.98	58.3
2016	3.84	0.74	0.90	0.99	66.23
2015	3.89	0.65	0.90	0.96	60.99

Increase (decrease) during of the dollar during the year:	%	%	%	%	%

2017	(6.3)	5.2	(0.7)	(0.1)	(12.0)
2016	(1.2)	12.7	0.3	2.5	8.6
2015	8.6	7.8	19.7	5.2	56.6

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Segment Reporting (see also note 1)

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker in the Group, who is responsible for allocating resources and assessing performance of the operating segments.

The Group is organized and managed on a worldwide basis in two major operating activities: Flavors and the Fine Ingredients. Another operation is Trade and Marketing.

e.	Property, Plant and Equipment:

The cost of a property, plant and equipment item is recognized as an assets only if: (a) it is probable that the future economic benefits associated with the item will flow to the Group and (b) the cost of the item can be measured reliably.

Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items and only when the two criteria mentioned above for recognition as assets are met.

The carrying amount of a replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

The cost of a property, plant and equipment item includes:

(a)	Its purchase price, including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates.

(b)	Any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Depreciation and impairment of property, plant and equipment are recognized in the income statement.

Land owned by the Group is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost less their residual values over their estimated useful lives, as follows:

Percentage of Annual Depreciation
Buildings and land under financial lease	2-4
Machinery and equipment	5-10
Vehicles and lifting equipment	15-20
Computers	20-33
Office furniture and equipment	6-20
Leasehold improvements	See below

Leasehold improvements are amortized by the shorter of straight-line method over the terms of the lease or estimated useful life of the improvements.

The asset’s residual values, the depreciation method and useful lives are reviewed, and adjusted if appropriate, at least once a year.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2g).

Gains or losses on disposals are determined by comparing proceeds with carrying amount. These are included in the income statement among “other income—net”.

f.	Intangible Assets:

1)	The overall amount of goodwill arising on acquisition of a subsidiary, associated company or activity represents the excess of the consideration transferred in respect of acquisition of a subsidiary over the net amount as of acquisition date of the identifiable assets acquired and the liabilities assumed. Goodwill on acquisitions of subsidiaries is included in ‘intangible assets’.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs), or groups of CGUs that is expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes and which is not larger than an operating segment (before aggregation) (see also g. below).

Impairment reviews of CGUs (or groups of CGUs) are undertaken annually and whenever there is any indication of impairment of CGU or group of CGUs. The carrying value of the CGU (or group of CGUs) is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell.

Any impairment loss is allocated to write-down the carrying amount of the CGU’s assets (or CGUs) in the following order: first, the write down of any goodwill allocated to a cash generating unit (or a group of CGUs); and afterwards to the remaining assets of the CGU or (group of CGUs) on a proportionate basis using the carrying amounts of each asset of the CGU (or group of CGUs). Any impairment is recognized immediately as an expense and impairment of goodwill is not subsequently reversed.

2)	Product formulas acquired as part of a business combination transaction are initially recorded at fair value and amortized on a straight-line basis over their useful lives of 20 years.

3)	Customer relationships acquired in a business combination are measured at fair value at the acquisition date. The customer relations have a finite useful life and are carried at the recognized amount less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship (10 years).

4)	Separately acquired trademarks and licenses are shown at historical cost. Trademarks and licenses acquired in a business combination are recognized at fair value at the acquisition date. Trademarks and licenses have a definite useful life and are presented at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives (20 years).

5)	Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software licenses. These costs are amortized over their estimated useful lives (3-5 years) using the straight-line method.

Costs associated with maintaining computer software programs are recognized as an expense as incurred.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Computer software development costs recognized as assets are amortized over their estimated useful lives using the straight line method (3-5 years) commencing the point in time when the asset is available for use, i.e., it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

6)	Research and Development

Research expenses are accounted for as expenses as incurred. Cost incurred in respect of development projects (attributable to the design and testing of new or improved products) are recognized as intangible assets when the following criteria are met:

•	It is technically feasible to complete the intangible assets so that it will be available for use;

•	Management intends to complete the intangible asset and use it or sell it;

•	There is an ability to use or sell the intangible asset;

•	It can be demonstrated how the software product will generate probable future economic benefits;

•	Adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

•	The expenditure attributable to the intangible asset during its development can be reliably measured.

Other development costs that do not qualify for recognition as assets are recognized as cost as incurred. Development costs previously recognized as an expense are not recognized as an asset on a subsequent period.

The Group fully recognized the R&D expenses as incurred.

g.	Impairment of non-financial assets

Assets that have an indefinite useful life, such as goodwill, are not subject to amortization and are tested annually for impairment or more often if events have occurred or changes in circumstances indicate that the carrying amount may not be recoverable.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets, other than goodwill, that were subject to impairment are reviewed for possible reversal of the impairment recognized in respect thereof at each statement of financial position date.

h.	Government Grants

The group’s research and development activities are supported in some of the countries in which it operates, and in Israel through the Israel innovation authority by way of grants. Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

Government grants relating to costs are recognized in the income statement on a systematic basis over the periods in which the Group recognizes the relating costs (the costs that the grants are intended to compensate).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Financial assets:

1)	Classification

The Group classifies its financial assets in the following categories: Financial assets at fair value through profit or loss, available for sale assets, loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Group management determines the classification of its financial assets at initial recognition.

a)	Financial assets at fair value through profit or loss

This category includes two sub-categories: financial assets held for trade and financial assets designated at fair value through profit or loss. A financial asset is classified into this category if it was acquired principally for the purpose of selling in the short term or if was designated to this category by management. Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current.

b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the statement of financial position date. These are classified as non-current assets. Receivables of the Group are classified as “accounts receivable”, “Cash and cash equivalents” and “long-term loans and other receivables” in the statement of financial position (Note 2k below).

c)	Available-for-sale assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the date of the statement of financial position, in which case they are classified as current assets.

2)	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the settlement date, which is the date on which the asset is delivered to the Group or delivered by the Group. Investments are initially recognized at fair value plus transaction costs for all financial assets not measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss, are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognized when the rights to receive cash flows there from have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss and available for sale assets are subsequently carried at fair value. Loans and receivables are measured in subsequent periods at amortized cost using the effective interest method.

Gains or losses that stem from changes in the fair value of financial assets at fair value through profit or loss are presented in income statement under “financial expenses—net” in the period in which they incurred. Dividend income from financial assets at fair value through profit or loss are recognized in income statement under “other income—net” when the group is eligible to these payments.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Gains or losses that stem from changes in the fair value of financial assets at available for sale assets are presented in statement of comprehensive income in the period in which they incurred. When selling available for sale assets, the accumulated gain or losses are reclassified from the comprehensive income to the profit or loss in “other expenses—net”.

3)	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4)	Impairment of financial assets

a)	Financial assets at fair value through profit or loss

Financial assets are presented at amortized cost.

The Group assesses at the each statement of financial position date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment of a financial assets or group of financial assets include observable information that came to the attention of the Group in connection with the following loss events:

•	Significant financial difficulty of the issuer or obligor;

•	breach of contract, such as a default or delinquency in interest or principal payments;

•	The Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	The disappearance of an active market for that financial asset because of financial difficulties;

•	Observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

Where objective evidence for impairment exists, the amount of the loss is measured as the difference between the asset’s carrying amount of the financial assets and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed for the asset upon initial recognition). The asset’s carrying amount is reduced and the amount of the loss is recognized in the income statement.

If the amount of impairment loss in a subsequent period decreases, and this decrease may be attributed to an objective event that took place after the impairment was recognized (like improved credit rating of the borrower), reversing the previously recognized impairment loss is recorded in income statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

b)	Available-for-sale financial assets

The group assesses at each date of the statement of financial position whether there is objective evidence that a financial asset or a group of financial assets is impaired. For testing whether there is objective evidence for impairment of a debt instrument, the Group uses the criteria in (a) above. For investments in equity securities, in addition to the criteria in (a) above, information regarding significant changes having adverse effect on the technological, economical or legal environment in which the issuer operates implicating that the cost of the equity investment might not be recovered as well as significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired.

If any such evidence exists, the cumulative loss (recognized in other comprehensive income)—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss—is reclassified from equity and recognized in income or loss.

If, in a subsequent period, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the income statement. Impairment losses that are recognized in profit or loss for investment in an equity instrument are not reversed through income or loss.

j.	Derivatives financial instruments, embedded derivatives and hedging activity

Hedge of net investment

Hedges of a net investment in a foreign operation are accounted for similarly to cash flow hedges. Any gain or loss on the effective portion of the hedge is recognized in other comprehensive income. Gain or loss on the ineffective portion is recognized in profit or loss. Gains or losses accumulated in equity are recycled to profit or loss when the foreign operation is disposed of or sold.

k.	Inventories

Inventories are measured at the lower of cost or net realizable value. Raw material cost is determined using the “moving average” method.

The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity) but excludes capitalization of borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less the applicable and variable selling expenses.

l.	Trade Receivables

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in one year or less they are classified as current assets. If not, they are classified as non-current assets.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment of accounts receivable (hereafter—“provision for impairment” or “provision for impairment of accounts receivable”). As to the way the impairment provision is determined and accounting treatment applied thereto subsequently see i4) above.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, short-term bank deposits and other highly liquid short-term investments, the maturity of which does not exceed three months, bank overdrafts (repayable upon demand).

n.	Share Capital

Ordinary shares of the Company are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in the equity as a deduction, net of tax, from the proceeds of issuance.

Where any Group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects are included in equity. Any difference between the cost of acquisition of the treasury shares and the consideration is carried to premium on shares.

o.	Trade Payables

Trade payables are obligations of the Group to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less.

If not, they are classified as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

p.	Loans

Loans are recognized initially at their fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost; any difference between the consideration (net of transaction costs) and the redemption value is recognized in the income statement over the period of the loan using the effective interest method.

Loans are classified as current liabilities unless the Group has an unconditional right to defer settlement of the loans for at least 12 months after the end of the reporting period, in which case they are classified as non-current liabilities.

q.	Current and Deferred Income Taxes

The tax expenses for the reported years comprise of current and deferred tax. Tax is recognized in the income statement, except for taxes related to equity and other comprehensive income items.

The current income tax charge is calculated on basis of the tax laws enacted or substantially enacted at the statement of financial position date in the countries where the Company and the subsidiaries operate and generate taxable income. Management periodically evaluates tax issues related to its taxable income, based on relevant tax law, and makes provisions in accordance with the amounts payable to the Income Tax Authorities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Deferred income tax is recognized using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Nevertheless, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affect neither accounting nor taxable income.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. The amount of deferred income taxes is determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax is not calculated on temporary differences arising on investments in subsidiaries, as long as the timing of reversal of the differences is controlled by the Group and it is expected that no such reversal will take place in the foreseeable future.

The group recognizes deferred income tax assets in respect of temporary differences deductible for tax purposes only if it is expected that the temporary difference is revered in the foreseeable future and to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset only if:

-	There is a legally enforceable right to offset current tax assets against current tax liabilities; and

-	When the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

As stated in Note 13c, upon distribution of dividends from tax-exempt income of “approved enterprises” or “benefited enterprises”, the amount distributed will be subject to tax at the rate that would have been applicable had the company not been exempted from payment thereof. The amount of the related tax is charged as an expense in the statement of comprehensive income, when such dividend is distributed.

r.	Employee Benefits:

1)	Pension Obligations and retirement benefits

The companies in the group operate a number of post-employment employee benefit plans, including defined benefit and defined contribution plans.

A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity.

The group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

A defined benefit plan is a pension plan that is not a defined contribution plan.

The companies in the group operate a number of pension plans. The plans are funded through payments to insurance companies or pension funds that are managed in trust.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

According to their terms, those pension plans satisfy the above definition of a defined contribution plan.

According to labor laws and agreements in Israel and the practices of the companies in the Group, Group companies are obligated to pay retirement benefits to employees dismissed or retiring in certain circumstances.

According to the obligation of group companies to employees who participate in a defined benefit plan, the amounts of benefits those employees are entitled to upon retirement are based on the number of years of services and the last monthly salary.

The obligation of the group companies to all other employees is a defined contribution plan, in which regular contributions are made to a separate and independent entity, and the companies of the Group have no legal or constructive liability to make any further payments if the assets of the funds are insufficient to pay all employees the benefits for work services in the current and past periods.

The total retirement benefit obligation presented in the statement of financial position is the present value of defined benefit contribution as of the date of financial position, less the fair value of plan assets. The defined contributions benefit is measured on an annual basis by an actuary using the projected unit credit method.

The present value of the liability is determined by discounting expected future cash flows (after taking into account the expected rate of payroll hikes) based on the interest rate of government/corporate bonds denominated in the currency in which the benefits will be paid and whose terms to maturity approximate the term of retirement benefit obligation.

According to IAS 19 “Employee Benefits”, the discount rate used for calculating the actuarial obligation is determined by using the market return of high-quality corporate bonds on the date of the statement of financial position. However, IAS 19 indicates that in countries where there is no deep market in such bonds, the market rates on government bonds are used.

The group recognizes remeasurements of net obligations (the asset) for defined benefit plan to other comprehensive income in the period in which they incurred. Those remeasurements are created as a result of changes in actuary assumptions, difference between past assumptions and actual results and differences between plan assets return and the amounts included in net interest on net liabilities (the asset) for defined benefit. Past-service costs are recognized immediately in income. Amount funded for severance benefits are measured at fair value. The amounts funded are plan assets as defined by IAS 19, and therefore were offset from the balance of retirement benefit obligation for presentation purposes in the statement of financial position.

As discussed above, the group purchase insurance policies and make contributions to pension and severance pay funds to fund its obligation under defined contribution plan. The group has no further payment obligations once the contributions have been paid. The contributions are defined as an expense for employee benefits concurrently to receiving services from employees that entitle them for contributions. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

2)	Vacation and Recreation Fees

Under the law in various countries, employee is entitled for vacation days and recreation fees (in Israel), both computed on an annual basis. The entitlement is based on the period of employment.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The Group records a liability and an expense in respect of vacation and recreation fees, based on the benefit accumulated for each employee.

3)	Bonus plans

Some of the Group’s employees are entitled to receive an annual bonus in accordance with the bonuses plan determined by Group management for that year. The Group provides for payment of the bonus in accordance with meeting the targets of the plan and in accordance with Group’s estimate as to the total amount of bonuses to be paid to employees.

s.	Share-Based Compensation

The group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Company. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense over the vesting period. The total amount to be expensed is determined by reference to the fair value of the options granted:

–	including any market performance conditions (for example, an entity’s share price);

–	Excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period);

t.	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation and it is possible to prepare a reliable estimation of the amount of liability.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions are measured at the present value of the cash flow expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

u.	Revenue Recognition Policy

Revenue is measured at the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

Revenues from sale of goods are recognized by the Group when all of the following conditions are met:

(a)	The significant risks and rewards of ownership of the goods have been transferred by the Group to the buyer;

(b)	The group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

(c)	The amount of revenues can be reliably measured.

(d)	It is probable that future economic benefit relating to the transaction will flow to the Group; and

(e)	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The amount of revenue is not considered to be reliably measurable until all contingencies relating to the transaction have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

The products are occasionally sold with volume discounts; customers have a right to return faulty products. Sales are recorded based on the selling price, net of the estimated volume discounts and returns at the time of sale. Accumulated experience is used to estimate and provide for the discounts and returns. The volume discounts are assessed based on anticipated annual purchases. No element of financing is present as the sales are made with an average credit term, which is not higher than the market practice.

v.	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Long-term lease contracts for lease of land from the Israel Land Administration and from other countries are presented among fixed assets.

w.	Earnings per Share

Basic:

The computation of basic earnings per share is based, as a general rule, on the profit attributable to holders of ordinary Company shares divided by the weighted average number of ordinary shares in issue during the period, excluding Company shares held by group subsidiaries (Notes 2m).

Fully Diluted:

When calculating the diluted earnings per share, the Group adds to the average number of shares outstanding that was used to calculate the basic earnings per share also the weighted average of the number of shares to be issued assuming the all shares that have a potentially dilutive effect would be converted into shares. The potential shares, as above are only taken into account in cases where their effect is dilutive (reducing the earnings per share or increasing the loss per share).

The weighted average number of shares used in calculating Basic and Diluted earnings per share is as follows:

	Basic	Diluted
	In thousands	In thousands
Year-end December 31:
2017	59,342	59,632
2016	58,916	59,494
2015	58,573	59,141

x.	Dividends

Dividend distribution to the Company’s owners is recognized as a liability in the Group’s statement of financial position on the date on which the dividends are approved by the Group’s Board of Directors. Dividend paid includes an erosion component (from date of approval of dividend through date of payment thereof).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

y.	New standards, amendments and interpretations of existing standards, which have not yet become effective and not been early adopted by the Company:

1.	Amendment to IFRS 9—“Financial Instruments” (hereafter—“IFRS 9” or “the standard”):

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI without recycling.

There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. The new impairment model establishes a three-stage approach, based on changes in expected credit risk of a financial instrument. Each stage determines how to measure credit losses and how to apply the effective interest method. In addition, for financial assets that have no material financing element, such as receivables, it is possible to implement a simpler method. At initial recognition of a financial asset, an entity recognizes a loss allowance equal to 12 months expected credit losses, or the loss expected over the life of the instruments for accounts receivables, unless the asset is considered to have an “ credit impaired rating”.

For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through other comprehensive income.

IFRS 9 simplifies the requirements for testing hedge effectiveness by dropping the strict quantitative thresholds for testing hedge effectiveness. IFRS 9 requires economic relationship between the underlying hedged risk component and the hedging instrument, and that the hedge ratio is the same used for risk management purposes. The standard retains the requirement for maintaining documentation throughout the hedge period, but documentation is different than that required by IAS 39.

IFRS 9 will be applied retrospectively for annual reporting periods beginning on or after January 1, 2018. Early adoption is permitted.

According to the Company assessment, the adoption of IFRS 9 is not expected to have material impact on the financial statements.

2.	IFRS 15 “Revenue from Contracts with Customers” (hereinafter—IFRS 15)

IFRS 15 will replace after its first-time adoption the guidance on revenue recognition in current IFRSs.

The core principle of IFRS 15 is that revenue from contracts with customers should be recognized using the method that best depicts the transfer of control of goods and services to the customer, the amount of consideration that the entity expects to be entitled to in exchange for transferring promised goods or services to a customer.

IFRS 15 has a single model for revenue recognition, based on a five-step approach:

(1)	Identify the contract(s) with the customer

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

(2)	Identify the separate performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to separate performance obligations

(5)	Recognize revenue when (or as) each performance obligation is satisfied

IFRS 15 covers accounting for a variety of issues related to implementation of that model, including: recognition of contractual variable consideration, adjustment of contractual transaction price to reflect the time value of money, and cost of obtaining and fulfilling the contract.

The standard expands the disclosure requirements about revenue, and, among other things, requires quantitative and qualitative information about significant management judgments that were considered for determining the amount of revenue recognized.

On July 22, 2015, the IASB decided to defer the effective date of the standard by one year, such that the standard will be applied retrospectively for annual periods beginning on or after January 1, 2018 with some exceptions as provided in the transition provisions of IFRS 15. According to the provisions of IFRS 15, early adoption is permitted.

Group management believes that the new standard is not expected to have material impact on the financial statements.

3.	IFRS 16 “Leases”

IFRS 16 will replace upon first-time implementation the existing guidance in IAS 17—“Leases” (hereafter—“IAS 17”). The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases, and is expected to have material impact mainly on the accounting treatment applied by the lessee in a lease transaction.

IFRS 16 changes the existing guidance in IAS 17 and requires lessees to recognize a lease liability that reflects future lease payments and a “right-of-use asset” in all lease contracts (except for the following), with no distinction between financing and capital leases. IFRS 16 exempts lessees in short-term leases or the when underlying asset has a low value.

IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and to account for those two types of leases differently.

IFRS 16 also changes the definition of a “lease” and the manner of assessing whether a contract contains a lease.

IFRS 16 will be effective retrospectively for annual periods beginning on or after January 1, 2019, taking into account the reliefs specified in the transition provisions of IFRS 16. Under the provisions of IFRS 16, early adoption is permitted only if IFRS 15 has also been applied. The group has decided to early adopt the standard, while applying the accumulated impact as of January 1, 2018 and additional reliefs, as the standard allows. The implementation is expected to impact the accounting of lease agreements: real-estate, equipment and vehicles. Starting January 1, 2018, the Company is going to recognize assets and liabilities due to leases, which until then were accounted as operating leases.

According to the Company assessment and the information available as of the date of this report:

1)	During the first-time implementation—Increase of approx. $37 million in assets and liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	Decrease of operational expenses during 2018 amounting approx. $9 million to $11 million and an increase of depreciation and financial expenses in a Appx amount. Additional impact is expected to the increase of cash flow from operating activities and a decrease in the cash flow from financing activities amounting $9 million to $11 million.

3)	The assessment is based on the information currently available and changes in lease agreements and additional examination could have impact on the final amounts.

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.	Financial Risk Management

1)	Financial Risk Factors

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out under policies approved by the Board of Directors and senior management. These policies cover specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of non-derivative financial instruments, and investment of excess liquidity. Group policies also cover areas such as cash management and raising short and long-term debt.

The Group’s business is characterized by considerable dispersion. The Group produces tens of thousands of products intended for tens of thousands of customers throughout the world, using tens of thousands of raw materials purchased from a wide range of suppliers worldwide. As stated, the Group is not significantly dependent on any of its customers, products or suppliers.

Discussions on implementing the risk management policy as relates to currency exposure and interest are conducted by the Group’s management once each quarter.

a)	Market Risks:

1)	Foreign Exchange Risk

The Group operates globally and is exposed to movements in foreign currencies affecting its net income and financial position, as expressed in U.S. dollars.

Transaction exposure arises because the equivalent amount in local currency paid or received in transactions denominated in foreign currencies may vary due to changes in exchange rates. Most Group entities produce their income primarily in the local currency. A significant amount of expenditures, especially for the purchase of goods for resale are in foreign currencies. Similarly, transaction exposure arises on net balances of financial assets held in foreign currencies. Since raw materials purchases for the Group’s production are also conducted in various currencies, currency exposure is reduced.

The Group’s subsidiaries manage this exposure locally. In addition, Group management monitors total global exposure of the Group.

Translation exposure arises from the consolidation of the Foreign Currency denominated financial statements of the Company’s subsidiaries. The effect on the Group’s consolidated comprehensive income is shown as a currency translation difference.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

The following table presents currency exposure in respect of balance denominated in currencies that are different than the functional currency of the reporting company and also the effect on income after taxes. At December 31, 2017 and 2016, if the currencies specified below had weakened/strengthened by 1% against the other functional currencies of group companies, with all other variables unchanged:

	December 31 2017
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(22,927)	3,531	(81,296)	3,468

Gain (loss) from change:
Impact of 1% weakening	229	(35)	813	(35)
Impact 1% strengthening	(229)	35	(813)	35

	December 31 2016
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(3,444)	711	(195,240)	911

Gain (loss) from change:
Impact of 1% weakening	34	(7)	1,952	(9)
Impact 1% strengthening	(34)	7	(1,952)	9

*	Represents amounts lower than $1 thousand.

2)	Cash Flow Risk Relating to Interest Rates

Since on a current basis the Group does not have significant assets bearing interest, its revenues and operating cash flow are not dependent on changes in interest rates.

The Group’s interest rate risk arises from long-term and short-term borrowings. Borrowings received at variable rates expose the Group to cash flow interest rate risk.

The Group analyses its interest rate exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions and alternative financing. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

Based on the simulations performed, the impact on post tax profit for the year 2017 of a 0.1% shift in interest rate on loans would have been a change of $362 thousand (2016—$258 thousand; 2015—$233 thousand).

b)	Credit Risk

Credit risk arises from the possibility that the counter-party to a transaction may be unable or unwilling to meet their obligations causing a financial loss to the Group.

Trade receivables are subject to a policy of active risk management, which focuses on the assessment of country risk, credit limits, ongoing credit evaluation and accounting monitoring procedures.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

There are no significant concentrations within trade receivables of counter-party credit risk due to the large number of customers that the Group deals with and their wide geographical spread. Country risk limits and exposures are continuously monitored. Collateral is generally not required.

The provision for impairment of trade receivables is determined on basis of a periodic test of all amounts due.

The exposure of other financial assets and liabilities to credit risk is controlled by setting a policy for limiting credit exposure to counter-parties, continuously reviewing credit ratings, and limiting individual aggregate credit exposure accordingly.

Group entities must have sufficient availability of cash to meet their obligations. Each company is responsible for its own cash management, including the short-term investment of cash surpluses and the raising of loans to cover cash deficits, subject to Group policies and to monitoring of Group management.

The table presented below classifies the Group’s financial liabilities into relevant maturity groupings based on the remaining period at December 31, 2017 to the contractual maturity date. Group entities do not have derivative financial liabilities. The amounts presented in the table represent the projected undiscounted cash flows.

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years
	U.S. dollars in thousands
As of December 31, 2017:
Borrowings—Variable interest	311,215	157,598	31,973
Borrowings—Fixed interest	67,030	54,774	22,112
Liability for put option for the shareholders of a subsidiary	7,560	50,367	51,011
Accounts payable and accruals	231,813	926	—

	617,618	263,665	105,096

As of December 31, 2016:
Borrowings—Variable interest	203,233	157,406	48,282
Borrowings—Fixed interest	34,074	71,959	28,418
Liability for put option for the shareholders of a subsidiary	40,350	18,261	31,746
Accounts payable and accruals	190,427	21,105	—

	468,084	268,731	108,446

c)	Liabilities in respect of put options

As part of several acquisition transactions, former owners of the acquired entities were granted an option to sell the Company their remaining shares, and the Company has an option to buy those shares; (the price and the conditions of the call options are identical to the price of the put option). This mechanism exists in the following acquisitions:

1. Sonarome Private Ltd. (“Sonarome”).

2. Amco SP (“Amco”), see note 5j.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

3. Ingenieria Alimentaria S.A. De C.V (“Piasa”), see note 5p.

4. Western Flavors Fragrances Production Joint Stock Company, (“WFF”), see note 5d.

5. Brasil Industria E Comercio Ltda, (“SDFLC”), see note 5e.

6. Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”), see note 5h.

As of December 31, 2017, the total amount of the PUT options is $93,984 thousand. This liability was estimated in accordance with the average EBITDA to be achieved during the period of the agreement. The annual weighted discount rate of the option is 3.3%.

The main unobservable data used by the Company for the purpose of valuing the option is the future EBITDA to be achieved. For the purpose of estimating the value of the liabilities for the options and their update, the Company used its current business results and its forecast.

b.	Capital management

Group’s objective is to maintain, as possible, stable capital structure. In the opinion of Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group monitors capital, on the basis of the gearing ratio.

This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the consolidated statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated statement of financial position plus net debt.

The gearing ratios at December 31, 2017 and 2016 were as follows:

	2017	2016
	U.S. dollars in thousands
Total borrowings (Note 9)	634,286	533,780
Less—cash and cash equivalents (Note 19)	(118,214)	(113,528)

Net debt	516,072	420,252
Total equity	878,913	664,604

Total capital	1,394,985	1,084,856

Gearing ratio	37.0%	38.7%

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates, by definition, may not necessarily be equal to the related actual results. The estimates and assumptions with significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

a.	Estimate of Impairment of Goodwill

The Group tests annually for impairment of goodwill, in accordance with the accounting policy states in note 2g. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (Note 8).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS (continued):

b.	Taxes on Income and Deferred Taxes

The Group is subject to income taxes in a large number of countries. Judgment is required in determining the worldwide provision for income taxes. The Group is involved in transactions and computations in which final tax liabilities cannot be determined with certainty in the normal course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due as a result of the tax audits. Where the final tax outcome of these matters, determined by tax authority is different from the amounts that were initially recorded, such differences may impact the provisions for income tax and deferred tax liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Group regularly reviews its deferred tax assets for recoverability, based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. If the Group is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Group could be required to eliminate a portion of the deferred tax asset resulting in an increase in its effective tax rate and an adverse impact on operating results.

c.	Severance Pay

The present value of the liabilities in respect of severance pay is dependent on several factors that are determined on an actuarial basis in accordance with various assumptions. The assumptions used in the calculation of the net cost (income) in respect of severance pay include, inter alia, the yield rate and discount rate. Changes in those assumptions may influence the carrying amount of the assets and liabilities in respect of severance pay.

The assumption regarding the appropriate discount rate is determined by external actuaries at the end of each year. This discount rate is used in determining the estimated updated value of the future cash flows that would be required to cover the severance pay liabilities. The Company uses the market of high-quality corporate bonds when this market available, and when it is not, government bonds are used instead. Therefore, in determining this rate, the Group uses interest rate in the currency in which the benefits will be paid.

Other key assumptions relating to severance pay liabilities, such as future payroll raise and retirement rates, are partially based on existing market conditions on that time and on past experience.

d.	Provisions

Provision for legal liabilities are recorded in the books of accounts in accordance with Group management’s judgment, based on the opinion of its legal advisors, regarding the likelihood that cash outflows will needed to meet the liabilities, and on the basis of the estimate determined by the management regarding the present value of the expected cash outflows required to meet the existing liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS:

a.	Acquisition of remaining share capital of subsidiaries

1)	Acquisition of the remaining holdings of Vantodio:

On February 1, 2017, The Company exercised its option to acquire the remaining 25% equity interest in Vantodio Holdings Limited, which holds the Russian group “Protein Technologies Ingredients”, from the end of the third year, at a multiple of between 6 and 7 of the average annual EBITDA achieved in the three years prior to the exercise of the option. The Company holds from that date 100% of the share capital of Vantodio. The option was exercised for a total consideration of approximately $40 million. The purchase of the remaining 25% interest stake was financed through bank credit.

2)	Acquisition of the remaining holdings of Nutrafur

On June 12, 2017, the Company signed, through a subsidiary, an agreement for the purchase of approx. 21% of the shares of the Spanish company Nutrafur S.A. (“Nutrafur”) from that company’s founding families for US$2.4 million (approx. €2.1 million) such that Frutarom now holds 100% of Nutrafur shares (On September 3, 2015, the Company acquired approx. 79% of the shares of Nutrafur). The transaction was closed upon signing.

3)	Acquisition of the remaining holdings of BSA

On July 5, 2017, Frutarom purchased a 5% interest stake in the Canadian company Les Ingredients Alimentaires BSA Inc. (“BSA”) for approximately US$2 million (approx. CAD 2.75 million) and thereby completed acquisition of 100% of the shares in BSA, and this is further to the purchase of 95% of BSA’s share on May 15, 2015.

b.	Acquisition of Unique

On February 8, 2017, the Company signed, through a subsidiary, an agreement for the purchase of 100% of the shares of the South African companies Unique Flavors Proprietary Limited and Unique Food Solutions Proprietary Limited (collectively: “Unique”) in consideration (including the taking on of debt) for approx. ZAR 90 million (approx. USD 6.4 million), of which approximately USD 1 million will be paid as deferred payment. The purchase agreement includes a mechanism for future consideration contingent on Unique’s future business performance at approx. ZAR 6.1 million (approx. USD 493 thousand), which was paid after the balance sheet date. The transaction was financed through bank debt.

Unique, which was founded in 2001, is engaged in the development, production and marketing of flavors, with emphasis on savory flavors (the non-sweet spectrum of flavors) and on sweet taste solutions. Unique has an R&D, production and marketing site in Pretoria, South Africa, near Frutarom’s new South African site, and a wide customer base in South Africa and other important emerging markets of the Sub-Saharan region like Ghana, Malawi, Zimbabwe and Mozambique. Unique has a workforce of 64 people.

The cost of acquisition was allocated to the tangible assets, intangible assets and liabilities acquired based on their fair value at the time of acquisition. The intangible assets that were recognized include: product formulas valued at ZAR 14,525 thousand ($1,080 thousand), customer relations at ZAR 16,929 thousand ($1,258 thousand), goodwill at ZAR 66,790 thousand ($4,966 thousand) and software at ZAR 108 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Unique at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Trade	2,114
Inventory	314
Others	97
Non-current assets:
Property, plant and equipment	173
Intangible assets	7,312
Current liabilities :
Trade payables	(1,567)
Other account payables	(1,326)
Short-term loans	(48)
Non-current liabilities:
Deferred taxes	(700)

6,369

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have yielded revenues of $9,159 thousand. In the course period, Unique and Frutarom South Africa were merged into a single entity, which operates under a single management.

C.	Acquisition of Rene Laurent

On April 4, 2017, the Company signed an agreement for the purchase of 100% of the French Company “René Laurent” in consideration of approx. EUR 20 million (approx. USD 21 million). The transaction was closed upon the signing of the agreement and was financed through bank debt.

Founded in 1885, René Laurent engages in the development, production and marketing of flavors and natural extracts. René Laurent has two production sites (one focusing on sweet flavors and the other on savory flavors), and an R&D center near Cannes, in Grasse, France, plus a production site near Casablanca, Morocco. René Laurent has approximately 100 employees.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas amounting to EUR 1,763 thousand ($1,880 thousand), customer relations amounting to EUR 2,870 thousand ($3,060 thousand) and goodwill amounting to EUR 9,553 thousand ($10,186 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Rene Laurent at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	969
Trade	3,665
Inventory	4,110
Others	232
Non-current assets:
Property, plant and equipment	1,515
Intangible assets	15,126
Current liabilities :
Trade payables	(1,765)
Other payables	(784)
Non-current liabilities:
Other long-term payables	(706)
Deferred taxes	(1,412)

20,950

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $10,891 thousand and net profit of $142 thousand (net of acquisition costs).

d.	Acquisition of WFF

On April 5, 2017, the Company signed an agreement for the purchase of 60% of the Vietnamese company Western Flavors Fragrances Production (“WFF”) for approx. VND 23.9 billion (approx. USD 1.1 million). The purchase agreement includes a mutual option for purchasing the remaining WFF shares beginning four years from closing the transaction at a price that is based on the business performance of WFF during that period. The transaction was financed by own resources.

WFF was founded in 2003, has 44 employees and engages in the development, production and marketing of flavors. WFF has a plant and laboratory in Ho Chi Minh City in southern Vietnam and a sales and marketing office in Hanoi, in the country’s northern region. Frutarom intends to build a modern new flavors plant in Ho Chi Minh City, which will enable it to significantly expand its activity in the Vietnamese market and in the emerging markets of the region.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at VND 7,741 thousand ($342 thousand), customer relations at VND 15,180 thousand ($671 thousand) and goodwill at VND 10,445 thousand ($462 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of WFF at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	114
Trade	351
Inventory	743
Others	140
Non-current assets:
Property, plant and equipment	411
Intangibles	1,475
Current liabilities :
Trade payables	(392)
Other payables	(444)
Non-current liabilities:
Other long-term payables
Deferred taxes	(223)
Other long-term payables	(1,118)

1,057

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $726 thousand in revenue and $74 thousand in net income (net of acquisition costs).

e.	Acquisition of SDFLC

On June 22, 2017, the Company signed an agreement for the purchase of 80% of the shares of the Brazilian company SDFLC Brasil Indústria E Comércio Ltda. (“SDFLC”), in exchange for approx. BRL 98 million (approx. US$29.5 million). The purchase agreement includes debt and a contingent consideration mechanism that is based on SDFLC future business performance, which, as of the date of acquisition, is estimated at approximately BRL 10 million. Additionally, the agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price based on SFCLC’s business performance. The transaction was closed upon signing and was financed through bank debt.

SDFLC was founded in 2001 in the city of Sete Lagoas in the Brazilian state of Minas Gerais and is a provider of taste solutions for ice creams and desserts in Brazil. SDFLC employs about 90 workers and serves around 2,250 customers in Brazil, including independent artisan ice cream makers, multinationals, food processing companies and leading dining chains.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at BRL 16,049 thousand ($4,812 thousand), customer relations at BRL 52,988 thousand ($15,884 thousand), goodwill at BRL 120,983 thousand ($36,271 thousand) and software at BRL 39 thousand ($14 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of SDFLC as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	38
Trade	2,154
Inventory	1,786
Others	264
Non-current assets:
Property, plant and equipment	2,613
Intangible assets	56,981
Current liabilities :
Bank credit and loans	(219)
Trade payables	(717)
Other account payables	(7,036)
Non-current liabilities:
Deferred taxes	(4,329)
Long-term other account payables	(20,198)
Long-term loans	(1,908)

29,429

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $15,983 thousand in revenue and $3,844 thousand in net income (net of acquisition costs).

f.	Acquisition of F&E

On August 14, 2017, the Company signed an agreement for the purchase of 100% of the shares of the UK Company Flavours and Essences (UK) Ltd. (“F&E”) for approximately £15.6 million (approximately US$20.3 million) and a contingent consideration mechanism based on F&E’s future business performance over the period of three years from the purchase date. The transaction was closed upon signing and was financed through bank debt.

F&E, which was founded in 1998, is engaged in the development, production and marketing of flavors and natural coloring. F&E operates a production site and R&D center in Blackburn, England, employs 41 people, and has a broad customer base in Europe, particularly in the UK and Ireland.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at GBP 2,516 thousand ($3,269 thousand), customer relations at GBP 4,265 thousand ($5,541 thousand) and goodwill at GBP 10,001 thousand ($12,993 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of F&E as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	2,529
Trade	3,879
Inventory	1,774
Non-current assets:
Property, plant and equipment	575
Intangible assets	21,803
Current liabilities :
Trade payables	(1,855)
Other payables	(1,933)
Non-current liabilities:
Long-term other payables	(5,010)
Deferred taxes	(1,459)

20,303

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $8,634 thousand in revenue and $1,989 thousand in net income (net of acquisition costs).

g.	Acquisition of Muhlehof

On August 21, 2017, the Company signed an agreement for the purchase of 100% of the shares of the Swiss company Mühlehof Gewürze AG (“Muhlehof”) for approx. CHF 6.7 million (approx. $7 million). The transaction was closed upon signing and financed through bank debt.

Muhlehof, which was founded in 1979, is engaged in the development, production and marketing of savory taste solutions (the non-sweet spectrum of flavors), with emphasis on convenience foods and meats. Muhlehof, with 9 employees, has a site in Switzerland for development, manufacturing and marketing which is included among the acquired assets.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at CHF 567 thousand ($592 thousand), customer relations at CHF 593 thousands ($618 thousand), goodwill amounting to CHF 4,407 thousand ($4,597 thousand) and software at CHF 7 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Muhlehof as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	463
Trade	257
Inventory	246
Other receivables	97
Non-current assets:
Property, plant and equipment	480
Intangible assets	5,815
Current liabilities :
Trade payables	(117)
Other payables	(55)
Non-current liabilities:
Deferred taxes	(211)

6,975

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $1,158 thousand in revenue and net income of $108 thousand (net of acquisition costs).

h.	Acquisition of Turpaz

On September 6, 2017, Frutarom invested in and purchased shares of Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”) and BKF Perfume Compounding Ltd. (a company that owns 80% of the share capital of Turpaz, “BKF”) and became owner of approx. 51% of share capital and voting rights in Turpaz. The consideration paid by Frutarom for the shares is approx. NIS 14.5 million (approx. US$4.1 million), and in addition, Frutarom injected an investment of approx. NIS 27 million (approx. US$7.4 million) into BKF. The purchase and investment agreement includes a mutual option for Frutarom to purchase the remaining shares of Turpaz and BKF starting four years from the date of closing the transaction at a price that will be based on their future business performance in the eighth quarters preceding the notification to realize the option. Considering the mutual option terms, the group has recognized 100% of the share capital of Turpaz and the related liability due to the capitalized value of the option. The transaction was financed through bank debt.

Turpaz is engaged mainly in the development, production and marketing of fragrance solutions. Turpaz, with 16 employees, has an R&D, manufacturing and marketing site in Israel and recently opened a center for R&D, production, sales and marketing in New Jersey.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at NIS 6,834 thousand ($1,900 thousand), customer relations at NIS 11,297 thousand ($3,142 thousand) and goodwill at NIS 82,253 thousand ($22,873 thousand). The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Turpaz as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	8,713
Trade	2,057
Inventory	1,171
Other receivables	239
Non-current assets:
Property, plant and equipment	111
Intangible assets	27,915
Current liabilities :
Trade payables	(636)
Other payables	(1,672)
Non-current liabilities:
Bank loans	(1,770)
Other long-term payables	(23,372)
Deferred taxes	(1,215)

11,541

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $2,520 thousand and net income of $328 thousand (net of acquisition costs).

i.	Acquisition of Pollena

On December 19, 2017, Frutarom purchased 99.96% of the shares in the Polish company Fabryka Substancji Zapachowych “Pollena-Aroma” Sp, z.o.o. (“Pollena-Aroma”) for approx. $8.4 million (approx. PLN 29.2 million). The transaction was closed upon signing and financed from own sources.

Pollena-Aroma, established in 1956, is engaged in the development, production and marketing of flavors, fragrances and specialty ingredients for the aromatherapy and natural cosmetics industries. Pollena-Aroma operates a modern advanced production site near Warsaw, which includes an R&D center and labs, and state-of-the-art production with robotic equipment in the US, and which will become a significant R&D, production, and sales and marketing center for Frutarom’s European fragrances activity. Pollena-Aroma has 64 employees and a large customer base in Europe, particularly in Poland and Ukraine.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at PLN 2,356 thousand ($676 thousand), customer relations at PLN 30 thousand ($9 thousand), goodwill at PLN 7,810 thousand ($2,240 thousand) and software at PLN 62 thousand ($17 thousand).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Pollena as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	374
Trade	1,240
Inventory	893
Other receivables	57
Non-current assets:
Property, plant and equipment	6,390
Intangible assets	2,942
Current liabilities :
Trade payables	(680)
Other payables	(782)
Non-current liabilities:
Other long-term payables	(1,928)
Deferred taxes	(118)

8,388

The results of Pollena will be consolidated as of December 31, 2017. Therefore, the results of this company have no effect on income and loss for 2017.

Acquisitions carried out in 2016:

j.	Acquisition of control in Amco SP.Z.O.O

On January 11, 2016, Frutarom completed acquisition of 75% of share capital of the Polish company Amco Sp. z.o.o, (hereafter – “Amco”) in consideration of $22.4 million (PLN 88.5 million). The purchase agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price that will be based on Amco’s business performance. Considering the mutual terms of the option, the Company recognized the full implicit liability of the option realization.

k.	Acquisition of Wiberg

On January 28, 2016, Frutarom completed the acquisition of 100% of the shares of Sagema GmbH of Austria and Wiberg GmbH of Germany (including Wiberg’s 50% ownership stake in a Canadian subsidiary (Wiberg Corporation) and 51% ownership stake in a Turkish subsidiary (WIBERG BAHARAT SANAYİ VE TİCARET ANONİM SİRKETİ which was subsequently fully acquired) (hereafter collectively: “Wiberg”) in consideration of approx. $129.9 million (€119.1 million). The purchase was fully funded using bank funding.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

l.	Acquisition of Grow Company Inc.

On January 11, 2016, the Company signed an agreement for the acquisition of 100% of the shares of the US-based company Grow Company Inc. (hereafter – “Grow”) in consideration of $20 million. The transaction was closed on the date of signing the agreement and was financed using bank debt. The purchase agreement included a contingent consideration mechanism based on the Company’s business performance in 2016 and completed in late first quarter of 2017 in the amount of $10,800 thousand.

m.	Acquisition of Extrakt Chemie

On May 2, 2016, the Company signed an agreement for the acquisition of 100% of the rights and the general partner of the German partnership Extrakt Chemie Dr. Bruno Stellmach GmbH &Co. KG (hereafter—“Extrakt Chemie”) as well as the property on which Extrakt Chemie’s plant is situated in consideration for approx. $6.3 million in cash (approx. €5.4 million) plus the assumption of debt (net) at approx. $1.4 million (approx. €1.2 million). The purchase agreement includes a mechanism for future consideration conditional on the business performance of Extrakt Chemie that will be paid in 2018.

n.	Acquisition of Redbrook Ingredient Services Limited

On August 2, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Irish company Redbrook Ingredient Services Limited (“Redbrook”) in exchange for approximately USD 44.8 million (€40 million). The purchase agreement includes a mechanism for additional consideration based on Redbrook’s future business performance.

o.	Acquisition of Nardi Aromas

On October 11, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Brazilian company Nardi Aromas Ltda. (“Nardi”) in exchange for approximately USD 1.6 million (BRL 5.1 million).

p.	Acquisition of Piasa

On November 9, 2016, Frutarom signed, through a subsidiary, an agreement to acquire 75% of share capital of the Mexican company Ingenieria Alimentaria, S.A. De C.V. (“Piasa”), as well as real estate in Monterrey, Mexico, where its central manufacturing site and headquarters are located, in exchange for a cash consideration (including debt) of $15.1 million, and deferred consideration of $2.3 million. The purchase agreement includes a mechanism for additional consideration based on business performance in 2016. Additionally, the agreement included a mutual option to acquire the remaining shares beginning from 5 years after closing at a price that is based on business performance of the Company. Considering the mutual terms of the option, the Company recognized the full implicit liability of option realization.

q.	Had the acquisitions carried out in 2017 and 2016 been completed on January 1, 2016, based on the unaudited information provided by owners of acquirees based on the pre-acquisition accounting activity, the revenue of the Group for the year ended December 31, 2016 would have been $1,292,086 thousand, and net income for that year would have been $137,736 thousand. Based on the above, the revenue of the Group for the year ended December 31, 2017 would have been $1,401,960 thousand, and net income for that year would have been $158,396 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

The above results include interest expenses on loans to finance the acquisition that would have been registered in that period, depreciation and amortization that may have been recognized in that period for amortization of intangible assets and one-off expenses recognized on acquisition date. The aforesaid calculation does not take into account synergies that would result from merger of the acquisitions with activity of the company.

NOTE 6—SEGMENT REPORTING

a.	Operating Segments

The core activity of the Group is organized to support management in implementing a worldwide strategy in two major operating activities: Flavors and Fine Ingredients. Another operating activity is Trade and Marketing (each operation is considered a separate reportable segment (Note 2d). Results of operating segments are measured based on operating income.

Frutarom’s Flavors Activity develops, produces, markets and sells high-quality, value added sweet and savory flavors used mainly by manufacturers of food and beverages and other consumer products including flavors and Food Systems products (products combining fruits, vegetables and/or other natural ingredients, including sweet and non-sweet flavors). Frutarom’s Specialty Fine Ingredients Activity develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural algae based biotechnical products, aroma chemicals, specialty essential oils, unique citrus products, natural gums and stabilizers.

The Specialty Fine Ingredients products are sold primarily to the food and beverage, flavor and fragrance, pharmaceutical/nutraceutical, cosmetics and personal care industries.

The Trade and Marketing activity is not considered a core activity, and focuses on trade and marketing of raw materials that are produced by third parties, as part of providing a complete range of solutions and services to customers.

These operations are the basis on which the Group reports its primary segment information.

Segment as data provided to the chief operating decision-maker in respect of the reported segments are as follows:

December 31, 2017:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	1,025,359	246,075	90,962	—	1,362,396
Intersegment	—	14,047	—	(14,047)	—

Total sales and other operating income	1,025,359	260,122	90,962	(14,047)	1,362,396

Segment results	177,680	31,638	1,664	(16)	210,966

Financial expenses—net					24,606
Taxes on income					34,797

Net income					151,563

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

December 31, 2016:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	846,517	221,030	79,494	—	1,147,041
Intersegment	—	6,830	—	(6,830)	—

Total sales and other operating income	846,517	227,860	79,494	(6,830)	1,147,041

Segment results	125,825	21,549	1,938	(56)	149,256

Financial expenses—net					12,841
Taxes on income					25,346

Net income					111,069

December 31, 2015:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	607,534	180,918	84,344	—	872,796
Intersegment	—	4,026	—	(4,026)	—

Total sales and other operating income	607,534	184,944	84,344	(4,026)	872,796

Segment results	108,751	18,900	2,870	(267)	130,254

Financial expenses—net					12,197
Taxes on income					21,972

Net income					96,085

a.	Additional information:

1) Geographical Segment Information

As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and markets and sells over 70,000 products to more than 30,000 customers in more than 150 territories.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

2) Sales by Destination Based on End Customer Location

The following is information on the distribution of the Company’s sales by market:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
Emerging Market*	585,619	470,247	384,804
West Europe**	494,149	424,292	281,745
USA and North America***	195,280	173,216	136,633
Other	87,348	79,286	69,614

Total consolidated sales	1,362,396	1,147,041	872,796

*	Sales in Russia amounted to $160,363 thousand, $150,370 thousand and $142,885 thousand in 2017, 2016 and 2015, respectively.
**	Sales in Germany amounted to $134,964 thousand, $121,261 thousand and $66,018 thousand in 2017, 2016 and 2015, respectively.
***	Sales in the USA amounted to $149,579 thousand, $132,649 thousand and $111,767 thousand in 2017, 2016 and 2015, respectively.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications and changes therein in 2017 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2017
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	223,850	9,106	(863)	32,869	264,962	71,686	3,583	(59)	8,471	83,681	181,281
Machinery and equipment	265,112	18,867	(10,949)	31,443	304,473	183,469	14,078	(10,248)	22,064	209,363	95,110
Vehicles and lifting equipment	10,716	1,756	(2,445)	1,309	11,336	6,713	1,488	(2,086)	665	6,780	4,556
Furniture and office equipment (including computers)	48,595	3,498	(1,572)	3,895	54,416	24,236	2,568	(1,290)	3,772	29,286	25,130
Leasehold improvements	17,479	1,167	(796)	1,206	19,056	10,828	1,404	(695)	720	12,257	6,799

	565,752	34,394	(16,625)	70,722	654,243	296,932	23,121	(14,378)	35,692	341,367	312,876

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—PROPERTY, PLANT AND EQUIPMENT (continued):

a.	Composition of assets, grouped by major classifications and changes therein in 2016 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at Beginning of year	Additions During the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2016
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	188,582	6,440	(1,328)	30,156	223,850	55,705	6,804	(38)	9,215	71,686	152,164
Machinery and equipment	240,587	14,502	(21,801)	31,824	265,112	171,428	12,375	(19,318)	18,984	183,469	81,643
Vehicles and lifting equipment	8,963	2,016	(1,628)	1,365	10,716	5,689	1,326	(1,197)	895	6,713	4,003
Furniture and office equipment (including computers)	43,694	3,503	(5,538)	6,936	48,595	24,059	385	(5,342)	5,134	24,236	24,359
Leasehold improvements	19,033	2,032	(5,880)	2,294	17,479	11,192	1,366	(3,289)	1,559	10,828	6,651

	500,859	28,493	(36,175)	72,575	565,752	268,073	22,256	(29,184)	35,787	296,932	268,820

*	Arising from acquisition of subsidiaries and operations and from translation of foreign-currency financial statements of subsidiaries.

b.	Lease of land

1)	Frutarom Ltd. has a leasehold right in a land property located in the Akko Industrial Zone and the Haifa Bay. Net discounted lease payments as at December 31, 2017, in respect of the said land properties is $981 thousand (2016—$1,013 thousand). The lease period is 49 years ending in 2032 and 2042, respectively. Frutarom Ltd. has a right to extend the lease for an additional 49-year period.

2)	A subsidiary in China has “Land Use Rights” to land properties in China. The rights are for a period of 50 years ending in 2046 and 2052. Net discounted lease payments as at December 31, 2017 in respect of the said land properties is approximately $135 thousand (2016—$143 thousand) and $1,062 (2016—$1,041), respectively.

3)	In 2015, a subsidiary in China acquired “Land Use Rights”. The rights are for a period of 50 years. Net discounted lease payments as at December 31, 2017, in respect of the land property is $1,211 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS:

	Original amount		Amortized balance
	December 31		December 31
	2017	2016	2017	2016
Know-how and product formulas	161,999	136,903	119,324	104,509
Goodwill	593,168	456,944	589,250	454,687
Customer relations	177,926	137,010	116,628	94,688
Trademarks	309	500	18	58
Computer software	30,607	31,305	4,006	3,839

	964,009	762,662	829,226	657,781

Composition of Intangible Assets, Grouped by Major Classifications and Changes Therein is as Follows:

	Computer software	Know- how and product formulas	Goodwill*	Customer relations	Trademarks	Total
	U.S. dollars in thousands
Balance as of January 1, 2016—net	4,294	73,112	335,538	60,707	156	473,807

Changes in the year ended December 31, 2016:
Acquisitions	950	297	—	—	97	1,344
Retirements during the year	(100)	—	—	—	(5)	(105)
Additions due to business combinations	588	39,382	129,341	48,252	—	217,563
Foreign exchange gains and losses	(35)	(1,856)	(11,034)	(2,139)	(94)	(15,158)
Changes in the excess of cost of acquisition	347	—	842	—	—	1,189
Annual amortization charge (Note 2f)	(2,205)	(6,426)	—	(12,132)	(96)	(20,859)

Closing net book amount	3,839	104,509	454,687	94,688	58	657,781

Changes in the year ended December 31, 2017:
Acquisitions	1,669	1,163	—	—	58	2,890
Retirements during the year	(141)	—	—	—	—	(141)
Additions due to business combinations	47	14,549	95,295	30,269	17	140,177
Foreign exchange gains and losses	465	6,174	43,111	6,585	(6)	56,329
Changes in the excess of cost of acquisition	(499)	262	(3,843)	(54)	—	(4,134)
Annual amortization charge (Note 2f)	(1,374)	(7,333)	—	(14,860)	(109)	(23,676)

Closing net book amount	4,006	119,324	589,250	116,628	18	829,226

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS (continued):

Test for impairment of goodwill

The goodwill recorded in the Group’s books of accounts arises from acquisitions of subsidiaries and operations carried out by the Group over the years. Goodwill is allocated to the cash-generating units of the Group in accordance with the unit and the business segment from which it arises.

Set forth below is a summary of goodwill allocation between the various cash-generating units:

	December 31
	2017	2016
	U.S. dollars in thousands
Cash-generating unit 1	331,870	242,383
Cash-generating unit 2	156,677	115,628
Cash-generating unit 3	58,325	56,276
Cash-generating unit 4	42,378	40,400

Total	589,250	454,687

The Company has 6 cash-generating-units, 4 of which have goodwill. The Company’s management continuously reviews the structure of its cash-generating units and adjust it to allow development of its business.

The changes in goodwill between the years are due to acquisitions of new companies/operations, and changes in the exchange rate of the currencies of the foreign operations compared to the U.S. dollar, as explained in Notes 5 and 2c-4.

The recoverable amount of a cash-generating unit is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on past results of the unit, its budget for the following year and the projection for future years, cash flows from the fifth year are extrapolated using a grow rate of 2.5%-3%, according to the activity area of the cash generating unit, which does not exceed the long-term growth rate for the food business and the relevant areas, in which the Group operates.

The average discount rate taken into account in the calculation is 9.1% before taxes.

Group management determines profit margins based on past performance and its expectations for development of each cash-generating units.

The recoverable amounts of cash-generating unit 1, 2 and 3 were calculated and examined by an external assessor, whereas the recoverable amount of cash-generating unit 4 was calculated and examined by Group management.

The results of the above analysis show that the value of goodwill of each of the said cash-generating units has not been impaired, both according to the basic calculations and calculations performed for the purpose of sensitivity test.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS

	December 31
	2017	2016
	U.S. dollars in thousands
Non-current borrowings	262,151	299,576

Current borrowings:
Current maturities of long-term loans	213,469	174,534
Bank borrowings	158,666	59,670

	372,135	234,204

Total borrowings	634,286	533,780

Bank borrowings as of December 31, 2017 mature until 2024 and bear average interest of 1.47% according to the loan terms and LIBOR rates as of December 31, 2017.

The exposure of the Group’s cash flows to interest rate changes is dependent at the rate of LIBOR-Euro, LIBOR-Dollar, LIBOR-Swiss franc and LIBOR-Pound Sterling and it is updated on a quarterly basis.

Due to the above, the fair value of current and non-current borrowings is equal to their carrying amount, as the impact of discounting is not significant. The fair values are based on cash flows discounted by the borrowings’ discount rate.

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	Weighted average interest rates*	December 31
		2017	2016
		U.S. dollars in thousands
Pound sterling	1.75%	99,784	56,481
Dollars	2.71%	170,008	121,087
Euro	1.04%	263,789	282,647
Swiss Franc	0.54%	96,088	71,357
Other currencies	6.50%	4,617	2,208

		634,286	533,780

*	Interest rates as of December 31, 2017.

Long-term liabilities (net of current maturities) mature in the following years after the balance sheet date:

	2017	2016
	U.S. dollars in thousands
Second year	114,709	171,420
Third year	94,232	54,946
Fourth year	23,168	64,498
Fifth year	30,042	8,712

	262,151	299,576

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS (continued):

The Group has several loans, in respect of which it has undertaken to meet certain financial covenants (see note 14). As of December 31, 2017, the Group is in compliance with all required financial covenants.

NOTE 10—RETIREMENT BENEFIT OBLIGATION:

a.	Labor laws and agreements in Israel and abroad require the Company and part of its subsidiaries to pay severance pay and/or pensions to employees dismissed or retiring in certain other circumstances. Group companies’ liability is covered mainly by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the balance sheet since they are not under the control and management of the companies.

b.	Under the agreement with its employees, the U.S. subsidiary had a defined benefit plan. As part of the collective agreement signed between the Company’s subsidiary and the labor union on October 13, 2000, the U.S. subsidiary suspended the said plan and joined, as from that date, a comprehensive pension plan of the labor union, which is a defined contribution plan.

The U.S. subsidiary will continue funding its existing liabilities under the suspended pension plan. The amount of retirement benefit obligation and amounts funded, as presented in the consolidated accounts, reflect, inter alia, the U.S. subsidiary’s liability in respect of the suspended plan.

c.	The Swiss and German subsidiaries have a liability for payment of pension to employees in Switzerland and Germany under a defined benefit plan. The said liabilities have been transferred to these subsidiaries as part of the acquisition of subsidiaries in 2003 and 2007, respectively. The subsidiaries make contributions to pension plans in respect of these liabilities. The amount of the liability for pension (net) in the balance sheet reflects the difference between the liability for pension payments and the assets of the pension fund.

d.	The Company’s severance pay liability in respect of Israeli employees who are covered for that purpose under Section 14 of the Severance Pay Law is covered by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the consolidated statement of financial position.

e.	Amounts charged to the income statement in respect of defined benefit plan in 2017, 2016 and 2015 are $2,351 thousand, $2,493 thousand and $2,468 thousand, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

Changes in net liability (asset):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2017	63,739	(28,699)	35,040

Current service cost	2,351	—	2,351
Interest expenses (income)	733	(295)	438
Past service cost	(1,837)	—	(1,837)

	1,247	(295)	952

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(1,655)	(1,655)
Loss (gain) from change in demographic assumptions	8	—	8
Loss (gain) from change in financial assumptions	(787)	—	(787)
Loss (gain) from experience adjustments	(1,012)	—	(1,012)

	(1,791)	(1,655)	(3,446)

Financial statements translation gains and losses	4,374	(1,345)	3,029
Acquisition of subsidiaries
Employer’s contributions	745	(1,706)	(961)
Benefit payments	(3,136)	2,528	(608)

Balance as of December 31, 2017	65,178	(31,172)	34,006

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2016	61,499	(29,279)	32,220

Current service cost	2,493	—	2,493
Interest expenses (income)	788	(303)	485
Other	63	—	63

	3,344	(303)	3,041

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(358)	(358)
Loss (gain) from change in demographic assumptions	(980)	—	(980)
Loss (gain) from change in financial assumptions	1,179	—	1,179
Loss (gain) from experience adjustments	(1,200)	—	(1,200)

	(1,001)	(358)	(1,359)

Financial statements translation gains and losses	(1,757)	709	(1,048)
Acquisition of subsidiaries	3,855	—	3,855
Employer’s contributions	835	(2,128)	(1,293)
Benefit payments	(3,036)	2,661	(375)

Balance as of December 31, 2016	63,739	(28,698)	35,041

The following amounts were recognized in the statement of financial position in relation to post-employment defined benefit plans:

	December 31
	2017	2016
	U.S. dollars in thousands
Present value of obligations arising from fully or partially funded plans	65,178	63,739
Fair value of plan assets	(31,172)	(28,698)

Balance of liability recognized in the statement of financial position	34,006	35,041

Amounts recognized in the statement of financial position for post-employment defined benefit plans are predominantly non-current and are reported as non-current liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

The Group operates defined benefit schemes in several countries for which the actuarial assumptions vary based on local economic and social conditions. The assumptions used in the actuarial valuations of the defined benefit plans, were as follows:

	U.S.A.			Germany and Austria			Switzerland
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Discount rates	3.55%	3.55%	3.55%	1.75%	1.67%	2.3%	0.8%	0.7%	0.75%
Projected salary growth rate	—	—	—	1.5%	1.17%	1.17%	1.5%	1.5%	1.5%

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions, assuming all other assumptions remained unchanged, and which were reasonably possible at the end of the reported period is:

Increase (decrease) in defined benefit obligation
December 31, 2017
US dollars in thousands
Discount rate:
1% increase	(9,259)
1% decrease	12,042
Salary growth rate:
1% increase	2,236
1% decrease	(1,813)

The assumptions concerning future mortality are based on public mortality tables.

Plan assets

The plan assets are composed as follows:

	2017	2016
	US dollars in thousands
Government bonds	2,425	2,419
Real estate held abroad	3,122	2,847
Qualifying insurance policies	963	960
Cash and cash equivalents	21,941	19,994
Other	2,721	2,478

Total	31,172	28,698

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES

a.	Commitments:

1)	Lease Commitments:

Some of the premises, warehouses, sites and vehicles in the U.K., Germany, Belgium and Israel in the possession of the Group are rented under various operating lease agreements. The lease agreements for the premises will expire on various dates between 2018 and 2022.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES (continued):

Minimum lease commitments of the Group under the above leases, at rates in effect on December 31, 2017, are as follows:

$ in thousands
Year ending December 31:
2018	11,165
2019	8,885
2020	7,381
2021	6,816
2022	7,845
2023	4,436

46,528

Rental expenses totaled $11,251 thousand, $10,148 thousand and $8,657 thousand, in the years ended December 31, 2017, 2016 and 2015, respectively.

2)	Royalty Commitments:

Frutarom Ltd. is committed to pay royalties to the Government of Israel on proceeds from sales of products that were developed with partially funded by Israeli government grants. Under the terms of those grants, the Company is required to pay royalties of 3%-5% on sales of products developed from a project so funded, up to 100% of the amount of the grant received by Frutarom Ltd., linked to the dollar (as from January 1, 1999 – with the addition of annual interest at LIBOR).

The maximum royalty payable by Frutarom Ltd. at December 31, 2017 is $2,044 thousand. The Company has not recorded liability for these royalties due to low likelihood of payment.

In 2017 and 2016, Frutarom Ltd. Has not received Chief Scientist grants.

b.	Contingent Liabilities:

The subsidiaries of the Group are not a party to legal procedures in the ordinary course of business, which in the opinion of Group’s management, may have material impact on the Group’s financial position.

NOTE 12—EQUITY:

a.	Share Capital:

1)	Composed of ordinary shares of NIS 1 par value, as follows:

	Number of shares in thousands and the amount thereof, denominated in NIS
	December 31
	2017	2016
Authorized	100,000	100,000

Issued and paid up	59,655	59,335

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The Company listed shares are quoted on TASE at NIS 320.5 ($92.44) per share as of December 31, 2017. The global depository receipts (GDRs) representing the Company’s shares are listed on LSE.

2)	Ordinary Company shares of NIS 1 par value, are held by the Company and included within the issued and paid up share capital, which constitute 0.2% (142,633 shares) and 0.4% (235,907 shares) of the balance of ordinary issued and paid up shares of this type as of December 31, 2017 and 2016, respectively.

The purchase cost of those shares was deducted from equity within “cost of treasury shares” balance. The shares are held as “treasury shares”.

b.	Employee Shares and Option Plans for Senior Employees of Subsidiaries:

1)	Commencing in 2003 and on a semi-annual basis, the Board of Directors resolves to allot options to senior managers and other senior employees based on the recommendations of the remuneration committee. In accordance with the Board of Directors’ resolution, and taking into consideration the number of shares available to the Company for the purpose of allotment of options, the Company acquires Company shares in the Stock Exchange and grants the options against those shares.

Commencing in 2012, the options are granted in accordance with the 2012 option plan (“plan 2012”). The options are exercisable in three equal batches at every year-end in the 3 years from date of grant. The Board of Directors has the exclusive right to declare the exercise of the options at an earlier date, and with regards to senior office holders – in accordance with compensation policy, in extraordinary cases and under comprehensive consideration.

The exercise price of the option granted in accordance with the said plans, as determined by the Board of Directors equals a third of the average purchase price paid by the Company for those shares. Options granted under this plan expire at the end of 6 years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee. The number of shares granted when exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases, the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above.

Commencing in 2013, the grant of options in accordance with plan 2012 to the Company’s president and CEO (“CEO”) is included in the equity component of the annual bonus; (for details regarding the compensation policy for the CEO, see Company’s report dated June 27, 2013 (reference 2013-01-076263)). Commencing in 2014, and in accordance with plan 2012 to all senior office holders including the Company’s president and CEO is included in the equity component of the annual bonus; (for details regarding the compensation policy that was approved, see the Company’s report dated December 29, 2013 (reference 2013-01-111694)).

The fair value of the options granted in 2012-2017, is based on the following assumptions: expected dividend yield of 0.35%-0.44%, expected standard deviation of 16.94%-25.63%;

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

risk-free interest rate of 0.67%-3.26% (based on the expected term of the option until exercise): two years in respect of the first batch, three years in respect of the second batch and four years in respect of the third batch.

The 2012 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance. In accordance with the tax alternative chosen by the Company and pursuant to the terms thereof, the company is allowed to deduct the work income component credited to employees, and is not entitled to claim the amounts credited to employees as equity benefits.

2)	The following is information on unexercised employee options granted under the 2012 plans as of December 31, 2017:

Year of grant	Number of vested options	Number of unvested options	Exercise price ($)
2012	8,178	—	3.46-3.50
2013	21,030	—	4.79-5.80
2014	20,613	—	8.27-8.68
2015	17,957	12,679	13.90-14.18
2016	11,234	23,338	19.00-19.21
2017	—	27,347	19.87-26.44

	79,012	63,364

As of December 31, 2017, the remaining amount of compensation, computed as the excess or the fair value of the said options granted to employees over the exercise price at the date of grant not yet recorded as expenses in the income statements is approximately $815 thousand. The said remaining compensation will be accelerated and charged to income over the remaining vesting period.

As to options granted to the President of the Company—Note 22.a.2.

The changes in the number of outstanding options and their related weighted average exercise prices are as follows:

	2017		2016		2015
	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options
Outstanding at January 1	8.25	234,858	4.54	282,132	4.37	314,340
Granted	22.65	27,347	17.22	36,462	12.47	43,171
Forfeited	7.89	(3,402)	8.65	(7,437)	6.06	(16,805)
Exercised	5.42	(116,427)	3.51	(76,299)	3.55	(58,574)

Balance at December 31	14.23	142,376	8.25	234,858	4.54	282,132

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The following table summarizes information about exercise price and the contractual terms of options outstanding at December 31, 2017:

Share rights outstanding			Share rights exercisable
Exercise price	Number outstanding at December 31, 2017	Weighted average of remaining contractual life	Weighted average of exercise price	Number exercisable at December 31, 2017	Weighted average of remaining contractual life
$		Years	$		Years
3.15	2,211	0.25	3.15	2,211	0.25
3.12	5,967	0.75	3.12	5,967	0.75
4.32	11,207	1.25	4.32	11,207	1.25
5.23	9,823	1.75	5.23	9,823	1.75
7.46	6,729	2.25	7.46	6,729	2.25
7.83	13,884	2.75	7.83	13,884	2.75
12.53	11,786	3.25	12.53	5,574	3.25
12.79	18,850	3.75	12.79	12,383	3.75
17.13	17,273	4.25	17.13	5,569	4.25
17.32	17,299	4.75	17.32	5,665	4.75
19.87	15,794	5.25	19.87	—	5.25
26.44	11,553	5.75	26.44	—	5.75

	142,376			79,012

3)	On 15 July 2010, the Company’s Board of Directors approved a plan to grant options to senior managers (“the 2010 plan”).

The options granted under this plan are exercisable in three equal batches at the end of each year commencing in the end of the second year from date of grant thereof. The Board of Directors has the exclusive authority to declare the exercise of the options at an earlier date. Options granted under these plans expire within six years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee.

The number of shares granted with exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above. As of this date, every two years, the Board decides on allocation of options to the management and senior employees, based on the recommendation of the compensation committee.

The exercise prices of the options under 2010 plan granted in 2012 are based on the average closing prices of the ten consecutive trading days prior to a Board’s resolution on such allocation. According to the Company’s compensation committee approved on January 14, 2014 by the general meeting of the Company’s shareholders, the exercise prices of any future allocation of options under the 2010 plan shall not be less than the average closing rate of the Company shares in the 30 days preceding the Company’s Board of Directors’ resolution regarding grant of options, plus 5%. The exercise price of

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

options granted in 2014 and 2016 is based on the compensation policy (applies to all offerees and not only to offerees who are subject to the compensation policy).

The fair value of the options at date of grant—computed using the binomial model in respect to grants made in 2014 and 2016. This value is based on the following assumptions: adjusted standard deviation of 23%-30% per year, risk-free interest rate of 0.13%-1.96% and termination rate (prior to end of the vesting period) of 11.1%-13.5%. This rate is based on a sample of the changes in employment status and rank over several years prior to the grant.

As to the fair value of the options granted to President—see note 22.a.2.

The 2010 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance.

The Group creates deferred taxes for equity grants that are in the scope of IFRS 2 “Share Based Payment” in accordance with the proportionate part of the estimated amount deductible for tax purposes by the Group at date of exercise of benefit by the employee and in respect of which work services were provided by the employee through the date of the statement of financial position (i.e., the estimated overall amount deductible for tax purposes divided by the overall vesting period and multiplied by the vesting period that has elapsed through the date of the statement of financial position). The said deferred taxes are recognized in the income statement.

c.	Dividend and Retained Earnings

1)	The amounts of dividend paid presented in the statement of changes in shareholders’ equity are net the share of Group companies holding Company shares (Note 2n). The dividend on shares held by Group companies share is $20 thousand, $28 thousand and $29 thousand in 2017, 2016 and 2015, respectively.

In determining the amount of retained earnings available for distribution as a dividend, the Companies Law stipulates that the cost of the Company’s shares acquired by Group companies (that are presented as a separate item on the statement of changes in shareholders’ equity) has to be deducted from the amount of retained earnings presented within equity.

2)	In its meeting on March 19, 2018, the Company’s Board of Directors resolved to distribute a NIS 0.50 per share final cash dividend out of retained earnings as of December 31, 2017 , totaling to $8,604 thousand (NIS 29,840 thousand). Frutarom Ltd. does not intend to distribute dividend out of tax-exempt income arising from “approved enterprise”, as explained in Note 13c.

3)	The dividend paid in 2017 and 2016 amounted to $7,234 thousand (NIS 0.44 per share) and $6,380 thousand (NIS 0.41 per share). The dividend in respect of the year ended December 31, 2017 at NIS 0.50 per share and totaling $8,604 thousand was discussed in the Company’s Board of Directors, as aforementioned above.

NOTE 13—TAXES ON INCOME:

a.	Corporate tax in Israel

1)	The Israeli companies of the Group are recognized as foreign-investor companies, and accordingly have elected to keep their books and records in dollars for tax purposes, as permitted under the Income Tax Regulations (Principles for the Bookkeeping of Foreign Invested Companies and of Certain Partnerships and the Determination of Their Taxable Income), 1986.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Tax rates

The income of the Company and its Israeli subsidiaries (except for income of “approved enterprises” or “benefited enterprises”, see c. below) is liable to normal corporate tax rate.

The Law for Change of National Priorities (Legislative Amendments for the Achievement of Fiscal Objectives for 2013 and 2014), 2013, which was published in the official gazette on August 5, 2013, enacted, among other things, that the corporate tax rate will be 26.5% in 2014 and thereafter (as to the increase of tax rates on income of preferred enterprises under the Encouragement of Capital Investment Law, 1959, see c. below).

In January 2016, the Law for the Amendment of the Income Tax Ordinance (No. 216) was published, enacting a reduction of corporate tax rate beginning in 2016 and thereafter, from 26.5% to 25%.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing a gradual reduction in corporate tax rate from 25% to 23%. However, the law also included a temporary provision setting the corporate tax rate in 2017 at 24%. As a result, the corporate tax rate will be 24% in 2017 and 23% in 2018 and thereafter.

As a result of lowering tax rates as above (including the reduction of tax rates on the income of a preferred enterprise, as indicated in b. below), no material change have taken place in deferred tax assets/liabilities of the Group.

Capital gains of the Company are liable to the corporate tax rate beginning in the tax year.

b.	Subsidiaries outside Israel

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence. The principal tax rates applicable to subsidiaries outside Israel are as follows:

Companies incorporated in the USA—tax rate of 36%-42% (Commencing 2018 21%-27%)

Companies incorporated in Germany—tax rate of 30%

Company incorporated in Belgium—tax rate of 34%

Company incorporated in Italy—tax rate of 31.4%

Companies incorporated in the UK—tax rate of 19% (April 2016 through March 2017 tax rate of 20%; commencing April 2017—tax rate of 19%)

Company incorporated in the Switzerland—tax rate of 22%

Company incorporated in Slovenia—tax rate of 19%

Companies incorporated in China—tax rate of 25%

Companies incorporated in Brazil—tax rate of 34%

Company incorporated in South Africa—tax rate of 28%

Companies incorporated in Russia—tax rate of 20%

Companies incorporated in Guatemala—tax rate of 7% of revenues

Company incorporated in the Peru—tax rate of 29.5%

Company incorporated in Canada—tax rate of 26.5%

Companies incorporated in Spain—tax rate of 25%

Companies incorporated in Austria—tax rate of 25%

Companies incorporated in Mexico—tax rate of 30%

Companies incorporated in India—tax rate of 34%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

c.	Encouragement Laws in Israel

1)	Tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959 (hereinafter—the Law)

Under the law, including Amendment No. 60 to the law that was published in April 2005, by virtue of the “approved enterprise” or “benefited enterprise” status granted to certain enterprises of the Company, and by virtue of the “Foreign Investor Company” status it was granted, Frutarom Ltd. is entitled to various tax benefits.

2)	Amendment to the Israel Capital Investment Encouragement Law, 1959

The Economic Policy Law for 2011 and 2012 (Legislation Amendments), 2011, which was approved by the Knesset (the Israeli Parliament) on December 29, 2010 includes an amendment to the Israel Capital Investments Encouragement Law, 1959 (hereinafter—the amendment). The amendment became effective on January 1, 2011.

The amendment sets out new benefit programs to replace those previously provided by the Encouragement of Capital Investment Law, 1959 (hereinafter—the Law) prior to the amendment, as follows: a grants program for entities in Development Area A, and two new tax benefit programs (‘preferred enterprise’ and ‘special preferred enterprise’), which mainly provide a uniform tax rate on the entire preferred income of an entity, as the term preferred income is defined in the Law.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing two new benefit tracks for the hi-tech industry: “preferred technology enterprise” and “special preferred technology enterprise”.

Frutarom Ltd elected to be governed by the amendment to the Law beginning in 2011, and to take advantage of tax benefits under the “preferred enterprise” track.

According to the Law for Change of National Priorities (Legislative Amendments for Achieving the Budgetary Objectives for 2013-2014), 2013, which was published in the Israeli government official gazette on August 5, 2013 (see a(2) above), the tax rate applicable to preferred income in 2014 and thereafter is as follows: the tax rate applicable to income of companies whose enterprises are located in Development Zone A will be 9% and the tax rate imposed on companies whose enterprises are located other than in Development Zone A will be 16%. As part of the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016, which was published in December 2016, the tax rate applicable to preferred income of companies whose enterprises are located in Development Zone A will be 7.5% in 2017 and thereafter.

Until the 2010 tax year, the Company took advantage of tax benefits under the Encouragement of Capital Investments prior to its amendment, under which, income of the Company attributable to “preferred enterprises” or “benefited enterprises” it owns were subject to reduced tax rates/tax exemption during the benefits period set by the Law.

In the event of cash dividend distribution from the exempted income, the companies will be liable to pay tax on the grossed-up amount of distributed dividend, according to the tax rate that would have applied to the income in the year it was earned had no exemption been applicable.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

3)	The Law for the Encouragement of Industry (Taxation), 1969:

a.	Frutarom Ltd. is an “industrial company” as defined by this law. As such, Frutarom Ltd. is entitled to claim amortization over 8 years of acquired product formulas, as well as depreciation at increased rates for equipment used in industrial activity as stipulated by regulations published under the inflationary adjustments law, and have done so.

b.	The Company and Frutarom Ltd. file a consolidated tax return in accordance with the Law for the Encouragement of Industry. Accordingly, each company is entitled to set-off its tax losses (created commencing the year in which consolidated reporting for tax purposes began) against the taxable income of the other company, subject to certain restrictions.

d.	Deferred Income Taxes

1)	Composition of deferred taxes as of dates of statement of financial position and changes therein in those years are as follows:

		Provisions for employee rights
	Depreciable fixed assets	Severance pay	Vacation and recreation pay	Inventories	Other	Depreciable intangibles	In respect of Carry forward tax losses	Total
	U.S. dollars in thousands
Balance at January 1, 2016	16,074	(5,905)	(190)	(1,947)	(1,355)	37,041	(6,231)	37,487
Changes in 2016:
Additional taxes as a result of acquisition of subsidiaries	(278)	(72)	—	(167)	(61)	17,429	—	16,851
Changes in the excess of cost of acquisition	—	—	—	—	—	—	—	—
Gains and losses from translation of foreign currency financial statements of subsidiaries	(198)	202	—	(132)	(417)	(582)	(99)	(1,226)
Recognized directly in equity	—	238	—	—	973	—	—	1,211
Amounts recognized in income statement	(1,839)	(581)	(6)	184	(1,030)	(786)	(3,595)	(7,653)

Balance at December 31, 2016	13,759	(6,118)	(196)	(2,062)	(1,890)	53,102	(9,925)	46,670

Changes in 2017:
Additional taxes as a result of acquisition of subsidiaries	—	—	—	—	(12)	12,386	(320)	12,054
Changes in the excess of cost of acquisition	—	—	—	—	—	(1,538)	—	(1,538)
Gains and losses from translation of foreign currency financial statements of subsidiaries	603	(470)	—	64	155	4,114	209	4,675
Recognized directly in equity	—	730	—	—	512	—	—	1,242
Amounts recognized in income statement	(1,977)	1,248	(53)	466	(263)	(7,720)	(384)	(8,683)

Balance at December 31, 2017	12,385	(4,610)	(249)	(1,532)	(1,498)	60,344	(10,420)	54,420

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Deferred taxes are presented in the statements of financial position as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Among non-current assets	3,886	3,477
Among non-current liabilities	(58,306)	(50,147)

	(54,420)	(46,670)

3)	The deferred taxes in respect of Group activities in Israel are computed based on a tax rate of 12.0%. This rate is an average, taking into account the tax rates applicable to income from Frutarom Ltd.’s preferred enterprises (in accordance with the amendment to the law, see also note 13c.2).

Deferred taxes of foreign subsidiaries not in Israel are computed at the tax rates applicable to these companies (see b above).

e.	Taxes on Income Included in The Income Statements for the Presented Periods:

1)	As follows:

	2017	2016	2015
	U.S. dollars in thousands
Current taxes:
For the reported year’s income	42,521	34,815	24,836
Adjustments in respect of previous years	958	(1,816)	(2,466)

	43,479	32,999	22,370
Deferred taxes:
Creation and reversal of deferred taxes	(8,682)	(7,653)	(398)

Total	34,797	25,346	21,972

Current taxes are computed in accordance with the statutory tax rates of Group entities around the world (see above) and in accordance with relevant tax benefits in each country.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel (Note 13c above) and the actual tax expense:

	2017	2016	2015
	U.S. dollars in thousands
Income before taxes on income, as reported in the income statements	186,360	136,415	118,057

Theoretical tax expense in respect of this income—at 24% (2016 – 25.0%; 2015 – 26.5%)	44,726	34,104	31,285
Less—tax benefit arising from approved enterprise/benefited enterprise status	(1,459)	(1,249)	(1,698)
Increase in taxes resulting from different tax rates applicable to foreign subsidiaries	(1,946)	(2,645)	(3,667)
Decrease in taxes arising from computation of deferred taxes at a rate different than theoretical rate	(944)	(2,114)	(2,530)
Increase (decrease) in deferred taxes as a result of future changes in the tax rates	(4,272)	—	(208)
Increase (decrease) in taxes arising from permanent differences—disallowable expenses (income)	(2,607)	27	1,110
Capital gains	152	—	—
Decrease in taxes resulting from utilization, in the reported year, of carry forward tax losses and other expenses for which deferred taxes were not created (net of increase in taxes in respect of tax losses incurred in the reported year for which deferred taxes were not created)	—	(728)	(50)
Other	191	(233)	196

Taxes on income for the reported year	33,841	27,162	24,438

f.	Tax Assessments

The Company and its Israeli subsidiaries have received final tax assessments through the 2009 tax year.

g.	Effect of adoption of IFRS in Israel on tax liability

As mentioned in Note 2a, the Group prepares its financial statements in accordance with IFRS.

As also indicated in the said note, IFRS id different from Generally Accepted Accounting Principles in Israel (Israeli GAAP) and accordingly, preparation of financial statements in accordance with IFRS may reflect a financial position, results of operations and cash flows that are materially different from the ones presented in financial statements presented in accordance with accounting principles generally accepted in Israel.

In accordance with the Law for the Amendment of the Income Tax Ordinance (No. 174—Temporary Provisions for Tax Years 2007, 2008 and 2009), 2010 that was passed in the Knesset on January 25, 2010 and published in the official gazette on February, 4, 2010 (hereafter—the amendment to the ordinance), Accounting Standard No. 29 that was issued by the Israel Accounting Standard Board would not be used for determining the taxable income for tax purposes in respect of tax years 2007-2011; this would be the case even if the said accounting standard was applied for the said tax years in the financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

The meaning of the amendment to the ordinance is that IFRS would actually not be used in computation of the taxable income for the said tax years.

On October 31, 2011, the Government of Israel published a law memorandum in connection with the amendment to the Income Tax Ordinance (hereafter—the law memorandum) resulting from application of IFRS in the financial statements. The law memorandum adopts IFRS in principle. Nevertheless, the law memorandum suggests making several amendments to the Income Tax Ordinance, which will serve to clarify and determine the manner of computation of taxable income for tax purposes in cases where the manner of computation is not clear and IFRS do not correspond with the tax principles applied in Israel. At the same time, the law memorandum generally adopts IFRS. The legislation procedures relating to the law memorandum have not yet been completed and it is doubtful whether they will be completed in the near future.

Since the legislative proceedings relating to the law memorandum have not yet been completed, the Company estimates that the term of the temporary provision for 2007 to 2013 will be extended to 2014-2017 as well. Therefore, the Group’s management expects that, at this stage, the new legislation will not apply to tax years preceding 2018.

h.	US tax reform

On December 22, 2017, the President of the United States signed into law a legislation that overhauls the US tax system (“the reform”). The reform introduced significant changes to US tax law, including several provisions that are expected to have impact on the tax liability of the Company in the US.

The following are provisions in the reform that are relevant to the Company:

a)	US federal corporate tax rate was cut from 35% to 21%, effective January 1, 2018.

b)	Deduction of net operating losses is limited to 80% of taxable income.

c)	Interest expenses—According to the new legislation, in 2018 through 2021, interest expense deductions are capped at 30% of EBITDA. After 2021, companies will no longer be able to deduct interest expenses that are 30% of their EBIT. Any non-deductible amount can be carried forward based on the same mechanism and without time limit.

d)	Bonus depreciation—the reform includes a provision allowing companies to immediately write off expense of certain types of property acquired and placed in service between September 27, 2017 and January 1, 2028.

The impact on the financial statements of the Company as of December 31, 2017 and for the year then ended, as a result of the reform becoming effective, is as follows:

Deferred tax liabilities were reduced by $4,249 thousand due to the tax rate reduction, which was recognized against deferred tax income in profit or loss.

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES:

a.	To secure short-term borrowings and long-term loans received by a US subsidiary, this subsidiary recorded a negative pledge on its assets. Additional obligation for negative pledge on its assets carried out by a subsidiary in Israel.

b.	To secure long-term loans and other services received by subsidiaries in Israel and the UK, the subsidiary in Israel and the subsidiary in the UK recorded a negative pledge on their assets.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES (continued):

c.	To secure long-term loans from financial institutions received by subsidiaries in Switzerland and Spain, these subsidiaries recorded a negative pledge on their assets.

d.	To secure a long-term loan extended by local and international banks and financial institutions, the Group has undertaken upon itself to meet the following financial covenants:

1)	The amount representing the Group’s equity would not be lower than $375 million at any given time. As of December 31, 2017, the Group’s equity was $879 million.

2)	The amount representing the Group’s equity would not be lower than 25% of total assets. As of December 31, 2017, the Company’s equity was 45% of total net assets.

3)	The ratio between total financial liabilities of the Group and its pre-tax pro-forma operating profit from operating activities plus depreciation and amortization may not exceed 4.0 as of December 31, 2017. As of December 31, 2017, the above ratio is 1.85.

e.	The Company has undertaken upon itself to meet restrictions regarding dividend distribution. The Company would be allowed to distribute dividends as follows:

1)	Up to 50% of the retained earnings accumulated through December 31, 2011; based on the retained earnings balance recorded in the Company’s balance sheet as of December 31, 2011.

2)	Up to 50% of the Company’s net income for each calendar year based on the net income information recorded in the Company’s income statement for the calendar year during which the said income was accumulated.

As mentioned above, as of December 31, 2017, the Group is in compliance with those covenants.

NOTE 15—INVESTMENTS IN ASSOCIATES:

a.	Composition:

	December 31 2017					December 31 2016
	Cost	Company’s share of earnings (losses) of associates	Total	Translation gains and losses	Total	Total
	U.S. dollars in thousands
Associates	76,879	265	77,144	397	77,541	27,976

b.	The following is information about associates of the Company, as of December 31, 2017. Those associates are accounted for using the equity method. Their share capital is composed of ordinary shares only. The rate of voting rights of the Company in the associates is identical to its interest in their ordinary shares.

The nature of investment in material associates in 2017:

Name of Company	Country of registration	Company’s equity and voting rights
Wiberg Corporation	Canada	50%
Algalo	Israel	50%
Enzymotec	Israel	18.75%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—INVESTMENTS IN ASSOCIATES (continued):

1)	Wiberg and Algalo are private companies and their share prices are not quoted.

2)	During the year, the Company completed a $42 million investment in 18.75% of the share capital of Enzymotec Ltd, a Company listed on NASDAQ.

On October 28, 2017, the Company engaged by way of reverse triangular merger with Enzymotec, and following that merger transaction, the Company acquired the remaining shares of Enzymotec. Merger closing was subject to conditions precedent and approval of the merger agreement by the meeting of shareholders of Enzymotec. The meeting of shareholders approved the merger agreement on December 11, 2017. Following that approval by the meeting of shareholders, and given the right of the Company to appoint directors, the Company obtained significant influence, and therefore, this investment, at $52 million, was accounted for using the equity method. Accordingly, a capital fund amounted $9.9 million, which was recognized before in other comprehensive income was released to profit and loss in “Other expenses—net”. The conditions precedent for the deal were satisfied on January 11, 2018. Accordingly, after balance sheet date, the acquisition closed and Enzymotec became a wholly-owned subsidiary of the Company.

NOTE 16—ACCOUNTS RECEIVABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade—composed as follows:
Open accounts	246,303	197,497
Checks collectible	1,740	2,609

	248,043	200,106

The item includes—provision for doubtful accounts	7,873	6,709

As of December 31, 2017, certain trade receivable balances— at $47,376 thousand (2016—$31,977 thousand) are overdue for up to 120 days after date in which payment was due. A provision for impairment of accounts receivable of $214 thousand (2016—$79 thousand) was made in respect of those balances.

Those balances include the accounts of a large number of customers, in respect of which the Company has not encountered lately any collection problems. The carrying amount of accounts receivable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16—ACCOUNTS RECEIVABLE (continued):

The aging analysis of these trade receivables balances is as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Through 90 days	44,313	29,287
90 to 120 days	3,063	2,690

	47,376	31,977
Provision for impairment of accounts receivable	(214)	(79)

	47,162	31,898

As of December 31, 2017, the Company made a provision for impairment of accounts receivable in respect of overdue balances for more than 120 days totaling $10,463 thousand (2016 – $8,256 thousand). The amount of the provision as of December 31, 2017 was $7,636 thousand (2016 – $6,530 thousand).

The aging of the said balances is presented below:

	December 31
	2017	2016
	U.S. dollars in thousands
120 days to 1 year	3,742	3,491
Over 1 year	6,721	4,765

	10,463	8,256
Provision for impairment of receivables	(7,636)	(6,530)

	2,827	1,726

Amounts charged to the provision for impairment of accounts receivable or released therefrom were included among “selling, marketing, research and development expenses” in the income statement (see note 21b).

	December 31
	2017	2016
	U.S. dollars in thousands
b. Other:
Employees and institutions	1,690	491
Government institutions	18,880	19,927
Sundry	3,077	9,470

	23,647	29,888

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 17—INVENTORIES

	December 31
	2017	2016
	U.S. dollars in thousands
Raw materials and supplies	143,748	117,916
Products in process	22,518	16,827
Finished products	133,568	115,297

	299,834	250,040
Inventories for commercial operations—purchased products	9,057	10,911

	308,891	260,951

NOTE 18—OTHER

	December 31
	2017	2016
	U.S. dollars in thousands
Long-term deposits	3,393	2,474
Sundry	206	212

	3,599	2,686

NOTE 19—CASH AND CASH EQUIVALENTS:

Classified by currency , cash and cash equivalents are as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
US Dollars	20,950	20,290
UK Pound	12,026	5,972
Euro	36,332	55,181
Swiss Franc	3,186	3,731
Yuan	5,069	3,726
NIS	858	97
Guatemalan Quetzal	1,832	741
Peruvian Sol	5,457	2,019
Brazilian Real	6,396	848
Ruble	7,321	13,046
Canadian Dollar	1,392	938
New Zealand Dollar	1,755	1,109
Polish Zloty	6,619	1,853
Mexican Peso	2,161	725
South African Rand	1,100	516
Other	5,760	2,736

	118,214	113,528

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 20—ACCOUNTS PAYABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade:
Open accounts	98,813	81,630

b. Other:
Payroll and related expenses	30,097	27,422
Government institutions	41,750	28,582
Provision for commissions and discounts	6,591	4,143
Accrued expenses	19,118	12,242
Contingent consideration in respect of acquisition of subsidiaries	34,300	30,069
Sundry	8,704	7,149

	140,560	109,607

The carrying amount of accounts payable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

NOTE 21—INCOME STATEMENT ANALYSIS:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
a. Cost of Sales:
Industrial operations:
Materials consumed	614,677	496,729	362,402
Payroll and related expenses	98,583	87,541	66,125
Depreciation and amortization	17,970	15,838	13,182
Other production expenses	53,399	49,206	41,265

	784,629	649,314	482,974
Decrease (increase) in work in process and finished products inventories	(18,530)	1,345	(11,326)

	766,099	650,659	471,648
Commercial operations—cost of products sold	71,172	58,829	63,089

	837,271	709,488	534,737

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
b. Selling, Marketing, Research and Development
Expenses—net:
Payroll and related expenses	104,637	97,707	71,925
Transportation and shipping	27,243	23,785	18,849
Marketing commissions	24,081	16,957	11,788
Doubtful accounts	2,093	813	506
Depreciation and amortization	24,431	21,041	13,990
Travel and entertainment	17,300	17,014	11,105
Office rent and maintenance	6,660	6,254	5,787
Other	13,569	12,430	7,287

	220,014	196,001	141,237

The item includes expenses for product development and research activities, net*	50,977	44,372	37,200

* Net of participation from government agencies and others	180	204	219

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
c. General and Administrative Expenses:
Payroll and related expenses	55,218	47,569	37,685
Depreciation and amortization	4,396	6,236	5,754
Professional fees	7,401	6,866	4,760
Rent and office maintenance	4,106	3,889	3,177
Computer and communications	6,191	4,935	3,864
Travel and entertainment	2,851	2,529	2,078
Other	11,992	9,613	6,424

	92,155	81,637	63,742

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
d. Other Expenses (Income)—net:
Capital loss on disposal of property, plant and equipment	966	(4,003)	(250)
Expenses relating to acquisition of subsidiaries	1,559	2,689	2,049
Net impact of Enzymotec acquisition*	(2,250)	—	—
Expenses for site shutdown	1,926	13,680	754
Other	1,191	(594)	273

	3,392	11,772	2,826

*	Release of capital fund due to available-for-sale asset net of reorganization and acquisition costs. For the acquisition of Enzymotec, see note 15b.2.

e. Financial Expenses—net:
In respect of long-term loans and borrowings	8,707	6,686	3,208
In respect of cash and cash equivalents, short-term deposits and loans, short-term credit and other—net	1,368	2,092	2,104
In respect of exchange differences on trade receivables and trade payables balances—net	14,531	4,063	(3,043)
revaluation of put option	—	—	9,928

	24,606	12,841	12,197

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES:

a.	Transactions with Related Parties:

“Interested parties”—As this term is defined in Israel Securities Regulations (Annual Financial Statements), 2010.

“A related party”—As this term is being defined in IAS 24—“Related Party Disclosure” (hereafter—IAS 24R).

Key management personnel, who are included together with other officer holders, in the definition of “related party” as per IAS 24R) include the members of the board of directors and the president and CEO of the Company

The main shareholder of the company is ICC Industries Inc., which is holding 36.1% of company shares. The remaining shares are widely held. The controlling shareholder in ICC Industries Inc. is Dr. John Farber—the Chairman of the Board of Directors, who also holds 0.08% of Company’s shares.

1)	Transactions with the controlling shareholder and its affiliates:

In the ordinary course of business, the Company and its affiliates conduct negligible transactions with the companies affiliated to the controlling shareholder. As part of these transactions, the Company’s subsidiary sells to Fallek Chemical Japan, an affiliate of the controlling shareholder, products at arm’s length for marketing to a specific customer in Japan. In addition, as part of these

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

transactions, the Company purchases from Azur S.A., an affiliate of the controlling shareholder, raw materials at cost and production services at arm’s length. Additionally, subsidiaries of the Company purchase raw materials at arm’s length from companies affiliated to the controlling shareholder. These transactions were approved by the Company’s Audit Committee and Board of Directors and they are considered to be negligible as this term is defined by the Securities Regulations (Annual Financial Reports), 2010 and in accordance with the Company’s Guidelines on Negligible Transactions as approved by the Company’s Audit Committee and Board of Directors on March 19, 2017 and March 22, 2017, respectively.

	2017	2016	2015
	U.S. dollars in thousands
Income (expenses):
Sales – affiliates (companies controlled by the controlling shareholder):
Fallek Chemical Japan	228	137	119
Other	—	9	13

	228	146	132

Purchases:
Affiliates (companies controlled by the controlling shareholder):
ICC	(56)	(26)	(157)

Azur S.A	(2,467)	(2,459)	(2,012)

Dividend	(2,662)	(2,348)	(2,091)

Other expenses:
Affiliates—
Azur S.A.	—	—	(1)

Benefits to related parties:
Wages and salaries	(3,285)	(3,100)	(3,023)

Director fees (in the Company)	(240)	(244)	(207)

2)	Shares granted to the President of the Company

On August 15, 2016, the Company’s Board of Directors approved the grant of 60,845 options to the President of the Company. The value of the benefit is computed in accordance with the binomial model and was estimated at $0.5 million at date of grant.

The total benefit component granted to the President (see note 12) in years 2017, 2016 and 2015, as computed at date of grant, is $306 thousand, $803 thousand and $309 thousand, respectively.

Benefit costs that have been charged to the income statements, in respect of the said shares granted in the years 2017, 2016 and 2015 are $586 thousand $552 thousand and $527 thousand, respectively.

3)	Terms of the employment for the President of the Company

On January 14, 2014, the general meeting of the Company’s shareholders approved the compensation policy for senior office holders in the Company, including the Company’s

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

president; On January 10, 2017, the general assembly approved the compensation policy after it was approved by the compensation committee and the Company’s Board of Directors (“compensation policy”). For details regarding the compensation policy, see Company’s report dated December 29, 2013 (reference 2013-01-111694) and for details regarding the updated compensation policy see Company’s report dated November 29, 2016 (reference 2016-01-133543).

Under the compensation policy, the components of the President’s compensation package include the following:

The terms of employment of Mr. Yehudai include a monthly salary (index-linked), statutory benefits in Israel (including “senior employees insurance”, education fund, disability insurance, recuperation pay, sick leave and vacation pay), a 13th month salary, other benefits (including mobile phone, landline at home and newspapers), and an executive car. Mr. Yehudai is also entitled to an annual bonus and is allocated options. The employment of Mr. Yehudai will end 6 months from the date on which the Company serves notice of its desire to end the engagement and 3 months from the date on which Mr. Yehudai notifies the Company of his desire to end the engagement. In the case the employment of Mr. Yehudai ends within 12 months of the date from which ICC Handels AG holds less than 26% of the Company’s share capital or voting rights, Mr. Yehudai will be entitled to receive his salary from the Company (save for vacation pay, sick leave, bonuses and options) for a period of 12 months starting at the end of the notice period. In such case, Mr. Yehudai will also be entitled to immediately exercise all options previously granted to him even if their vesting period has not yet ended. Upon termination of his employment with the Company, Mr. Yehudai is entitled to receive double the amount of severance pay stipulated by law.

4)	The articles of incorporation of the Company allow insurance coverage to officials in the Company as permitted by Israeli law. The Company applied a policy of indemnifying officers and other officials in subsidiaries. The Company decided to buy insurance to cover officers in relation to their duties, subject to the law and other restrictions.

b.	Balances with Related Parties:

	December 31
	2017	2016	2015
	U.S. dollars in thousands
1) Current receivables—presented among “other receivables-other” and “trade receivables” Affiliated companies:
Fallek	110	105	—
ICC	7	7	—

	117	112	—

Highest balance during the year	292	116	122

2) Current payables—shareholder and related parties:
Azur S.A.	50	55	347

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS

a.	Distribution of dividend

On Mars 19, 2018, the Company’s Board of Directors announced the distribution of NIS 0.50 per share dividend, totaling to $8,604 thousand (at the exchange rate of approval date).

b.	Acquisition of Enzymotec

Following a total investment of 18.75% in the share capital of Enzymotec Ltd. (“Enzymotec”), an Israeli public Company traded, in the NASDAQ (under the ticker symbol ENZY), at a total sum of approximately $42 million, Frutarom signed an agreement on October 28, 2017, through its fully-owned subsidiary Frutarom Ltd. (the “Acquiring Company”), by way of a reverse triangular merger with Enzymotec Ltd. and with a subsidiary of the Acquiring Company (the “Merger Sub”). Under that merger transaction, the Acquiring Company acquired the outstanding shares of Enzymotec that were not already in its possession (approx. 81%) for a cash payment of $11.9 per share by way of a full merger of the Merger Sub into Enzymotec, such that Enzymotec will become an indirectly wholly-owned subsidiary of Frutarom and its shares will be delisted from NASDAQ. The transaction was closed on January 11, 2018. On January 17, 2018, Frutarom sold Enzymotec Krill business, which is not a core activity, to the Norwegian Company Aker BioMarine Antarctic AS for approx. $26.4 million. The overall net consideration (offsetting the cash and cash equivalents, deposits and tradeable securities in Enzymotec’s treasury and net of the krill transaction consideration) that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. $184 million (including cost of vested options, RSUs and estimated transaction expenses). The transaction was financed through bank debt.

c.	Acquisition of Mighty

On October 18, 2017, Frutarom signed an agreement for the acquisition of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd., and hereinafter collectively: “Mighty”) for approx. $12 million (approx. THB 393 million) (not including debt), according to value of approx. $20 million (net of debt) (approx. THB 655 million). Under the transaction, Frutarom initially acquired 49% of Mighty and, subject to a number of conditions precedent and regulatory approvals in Thailand, will raise its holdings to 60%.

The transaction includes a contingent consideration mechanism, subject to Mighty’s future performance and an option for the acquisition of the remaining interest in Mighty in two stages in periods beginning three years and five years from the date the transaction is closed, at a price based on Mighty’s future business performance. In February 2018, the conditions of the first part were met, hence the Company holds, as of the date of this report 49% of the share capital of Mighty. According to the Company expectation, raising the holdings to 60% will be completed in several months. The transaction will be financed through bank debt and by the Company own means.

d.	Acquisition of Bremil

On December 20, 2017, Frutarom signed an agreement for the acquisition of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”), in exchange for approx. US$31 million (approx. BRL 103 million) (including estimated asset adjustments to the date of completion). The transaction includes a contingent consideration mechanism based on Bremil’s future business performance in 2017 and 2018. The purchase agreement includes an option for the acquisition of the remaining shares of Bremil starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. The transaction has been closed on May 18, 2018 and financed through bank debt.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS (continued):

e.	Acquisition of IBR

On February 1, 2018, after the balance sheet date, Frutarom signed an agreement for the acquisition of 100% of the shares capital of the Israeli company I.B.R—Israeli Biotechnology Research Ltd. (“IBR”) in exchange for approx. US$21 million. The transaction was closed upon signing and financed through bank debt.

f.	Acquisition of Meroar

On March 13, 2018, Frutarom signed an agreement for the acquisition of 70% of the shares capital of the Argentinian company Meroar S.A. and Meroaromas S.A. (“Meroar”) in exchange of approx. $11.2 million. The purchase agreement includes an option for the acquisition of the remaining shares of Meroar starting three years from the date of transaction closing at a price based on Meroar’s business performance during that period. The transaction is expected to be closed in the coming few months and will be financed through bank debt.

NOTE 24—LIST OF MATERIAL SUBSIDIARIES AND INVESMENT IN SUBSIDIARIES

LIST OF MATERIAL SUBSIDIARIES

Name of company	Percentage of shareholding and control
	December 31
	2017	2016
	%	%
Subsidiaries:
Frutarom Ltd.	100	100
Frutarom Switzerland Ltd.	100	100
Frutarom (UK) Ltd.	100	100
Frutarom U.S.A. Inc.	100	100
Frutarom Savory Solutions GmbH	100	100
Frutarom Etol Tovarna arom in etericnih d.o.o.	100	100
Vantodio Holdings Limited	100	75
Frutarom Italy S.R.L	100	100
Frutarom Germany GmbH	100	100
Frutarom Belgium N.V	100	100
Frutarom Peru	100	100
Taura Natural Ingredients Holding Pty Ltd	100	100
Frutarom Canada	100	100
Frutarom GmbH Austria	100	—
Ingenieria Alimentaria, S.A. De C.V	75	75